UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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ENERSYS

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Letter to Stockholders Annual Meeting Invitation Notice of 2011 Annual Meeting and Proxy Statement 2011 Annual Report on Form 10-K

Proxy Statement and

2011 Annual Report to Stockholders

Dear Fellow Stockholder:

We are pleased to provide this Annual Report for our fiscal year ending March 31, 2011, a period that saw record earnings as our Company and our customers continued to emerge from the effects of the global recession.

This past year we saw significant improvement as our markets showed continued growth. Revenues for the past year increased 24 percent, thanks primarily to growth in organic volume. Our adjusted net earnings for the fourth quarter and full year fiscal 2011 represent the best quarterly and annual earnings in our Company’s history.

We continued our focus on strategic acquisitions such as ABSL Power Solutions Ltd., and we continue to remain very active in evaluating additional acquisition opportunities.

No doubt challenges still remain, including the continuing volatility in lead prices and other commodities such as steel, plastics and copper. Our cost reduction and restructuring activities contributed to our financial performance partially offsetting commodity cost increases.

We believe our record of success, our market leadership position, premium product offerings, strong capital structure and financial liquidity leave us well positioned for future growth and increased profitability.

I want to personally thank our stockholders for their continued support and confidence in our Company, our customers for their valued business, and our employees for their ongoing commitment and pride in their performance.

Sincerely,

John D. Craig
Chairman of the Board, President and Chief Executive Officer

Please refer to “Management’s Discussion and Analysis” in our Annual Report on Form 10-K attached to this letter for additional information, including a reconciliation of the non-GAAP measures to the comparable GAAP measures.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this letter and proxy statement regarding EnerSys’ business, which are not historical facts, are “forward-looking statements” that involves risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the Company’s filings with the Securities Exchange Commission, including “Item 1A. Risk Factors” in the Company’s 2011 Annual Report on Form 10-K attached to this letter. These statements speak only as of the date of this letter and proxy statement, even if subsequently made available by EnerSys on its website or otherwise. EnerSys undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this letter and proxy statement.

Annual Meeting Invitation

June 20, 2011

Dear Fellow Stockholder:

EnerSys will hold its 2011 annual meeting of stockholders (the “Annual Meeting”) on Thursday, August 4, 2011, at 10:00 a.m. (Eastern Time) at our corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605. You can find directions to our corporate offices on the Investor Relations page of our website at www.enersys.com.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to read these proxy materials and cast your vote on the matters that will be presented at the Annual Meeting. Stockholders of record have the option of voting by telephone, through the Internet or by completing, signing, dating and returning the enclosed proxy card in the envelope provided. Doing so will not prevent you from voting in person at the Annual Meeting.

Thank you very much for your continued interest in EnerSys.

Sincerely,

John D. Craig
Chairman of the Board, President and Chief Executive Officer

(i)

ENERSYS

2366 Bernville Road

Reading, Pennsylvania 19605

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

Stockholders Meeting to be Held on August 4, 2011

The Proxy Statement, the Proxy Card and the Annual Report to Stockholders

are available at www.enersys.com

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of EnerSys will be held on Thursday, August 4, 2011, at 10:00 a.m. (Eastern Time) at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605, for the following purposes:

(1) to elect the three (3) Class I director nominees of the Board of Directors of EnerSys, each to serve until the 2014 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified;

(2) to ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2012;

(3) to consider an advisory vote on the compensation of EnerSys’ named executive officers;

(4) to consider an advisory vote on the frequency of future advisory votes on the compensation of EnerSys’ named executive officers;

(5) to vote on the stockholder proposal regarding majority voting in director elections; and

(6) to transact such other business as may properly be presented at the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on June 8, 2011, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. A list of these stockholders is available at the corporate offices of EnerSys and will be available at the Annual Meeting.

If you plan to attend the Annual Meeting, please bring photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date. For directions to the Annual Meeting, please contact Investor Relations by telephone at (610) 236-4040.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD MAY VOTE BY TELEPHONE, THROUGH THE INTERNET OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. SPECIFIC INSTRUCTIONS FOR TELEPHONE AND INTERNET VOTING ARE SET FORTH ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors

Richard W. Zuidema

Executive Vice President and Secretary

Reading, Pennsylvania

June 20, 2011

(ii)

PROXY STATEMENT

GENERAL INFORMATION

Solicitation of Proxies. The Board of Directors of EnerSys is providing this Proxy Statement to solicit proxies for use at EnerSys’ annual meeting of stockholders to be held at its corporate offices located at 2366 Bernville Road, Reading, Pennsylvania 19605 on Thursday, August 4, 2011, at 10:00 a.m. (Eastern Time) or any adjournment or postponement thereof (the “Annual Meeting”). EnerSys (the “Company,” “we,” “our,” or “us”) is first delivering this Proxy Statement, the foregoing notice and the accompanying proxy card to stockholders on or about June 20, 2011.

Purpose of the Meeting. At the Annual Meeting, our stockholders will be asked to vote on the following proposals:

Proposal No. 1: to elect the three (3) Class I director nominees of the Board of Directors of EnerSys, each to serve until the 2014 annual meeting of stockholders, or until the earlier of their resignation or their respective successors shall have been elected and qualified;

Proposal No. 2: to ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2012;

Proposal No. 3: to consider an advisory vote on the compensation of EnerSys’ named executive officers;

Proposal No. 4: to consider an advisory vote on the frequency of future advisory votes on the compensation of EnerSys’ named executive officers; and

Proposal No. 5: to vote on the stockholder proposal regarding majority voting in director elections.

Record Date. Only stockholders of record at the close of business on June 8, 2011 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, there were 49,947,698 shares of EnerSys common stock outstanding, each of which will be entitled to one vote at the Annual Meeting.

Quorum. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining the presence of a quorum.

Voting and Revocation of Proxies. Stockholders of record can choose one of the following three ways to vote:

1. By mail: Complete, sign, date and return the enclosed proxy card in the pre-paid envelope provided. If you return the signed proxy card but do not mark the boxes showing how you wish to vote, your votes will be cast “FOR” the election of all director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm, to vote “FOR” the approval of executive compensation, to recommend a vote every “3 Years” on executive compensation, and “AGAINST” the stockholder proposal regarding majority voting in director elections.

2. By telephone: Call the toll-free telephone number on the proxy card ((800) 690-6903) and follow the voice prompts.

3. Through the Internet: Access the website www.proxyvote.com and follow the instructions.

We encourage each stockholder of record to submit their proxy electronically through the Internet, if that option is available, or by telephone. Delivery of a proxy in any of the three ways listed above will not affect the right of a stockholder of record to attend the Annual Meeting and vote in person. If your shares are held in “street name” (that is, through a broker, trustee or other holder of record), you will receive a proxy card from your broker seeking instructions as to how your shares should be voted. If no voting instructions are given, your broker or nominee has discretionary authority to vote your shares on your behalf on routine matters. A “broker non-vote” results on a matter when your broker or nominee returns a proxy but does not vote on a particular proposal because it does not have discretionary authority to vote on that proposal and has not received voting instructions from you. We believe that your broker or nominee only has discretionary voting power with respect to the proposal regarding the ratification of the appointment of the independent registered public accounting firm. You may not vote shares held in “street name” at the Annual Meeting unless you obtain a legal proxy from your broker or holder of record.

Any stockholder of record giving a proxy may revoke it by doing any of the following:

•	delivering a written notice of revocation to the Secretary of EnerSys, dated later than the proxy, before the vote is taken at the Annual Meeting;

•	delivering a duly executed proxy to the Secretary of EnerSys, bearing a later date (including proxy by telephone or through the Internet) before the vote is taken at the Annual Meeting; or

•	voting in person at the Annual Meeting (your attendance at the Annual Meeting, in and of itself, will not revoke the proxy).

Any written notice of revocation, or later dated proxy, should be delivered to EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, Attention: Richard W. Zuidema, Executive Vice President and Secretary.

Required Votes. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of director nominees. If you withhold authority to vote with respect to the election of one or more director nominees, your shares will not be voted with respect to the director nominee or director nominees indicated.

The ratification of the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2012, requires the affirmative vote of the holders of a majority of the shares represented and entitled to vote at the Annual Meeting. With respect to these matters, abstentions will have the same effect as voting against such proposal and broker non-votes, if any, will not constitute or be counted as “votes” cast for purposes of this proposal.

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required for approval with respect to the advisory vote on the compensation of our named executive officers. An abstention is treated as present and entitled to vote and therefore has the effect of a vote against the advisory vote on executive compensation. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the advisory vote on the compensation of our named executive officers.

Stockholders may vote their shares concerning an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers by selecting from among four choices (every one, two, or three years, or abstain). An abstention has no effect on the frequency vote. The frequency choice that receives the greatest number of votes will be viewed as the advisory vote on this matter. A nominee holding shares in street name does not have discretionary voting power with respect to this proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the frequency vote.

The affirmative vote of the holders of a majority of shares of our common stock, present in person or represented by proxy and entitled to vote, is required to approve a stockholder proposal. An abstention is treated as present and entitled to vote on the stockholder proposal and therefore has the effect of a vote against the proposal. A nominee holding shares in street name does not have discretionary voting power with respect to a stockholder proposal and may not vote shares unless the nominee receives voting instructions from the beneficial owner. Accordingly, a broker non-vote is not counted for voting purposes with respect to, and has no effect on, the stockholder proposal.

If any other matters are properly presented for consideration at the meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the persons named in the proxy card will have discretion to vote on those matters according to their best judgment to the same extent as the person signing the proxy would be entitled to vote. At the date of this proxy statement, we do not anticipate that any other matters will be raised at the Annual Meeting.

Although the advisory votes on the compensation of our named executive officers and the advisory vote on the frequency of such votes are non-binding, as provided by law, our Board of Directors will review the results of the votes and take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

Attendance at the Annual Meeting. Attendance at the Annual Meeting will be limited to stockholders as of the Record Date, their authorized representatives and guests of EnerSys.

Metalmark and our Institutional Stockholders. We entered into a Securityholder Agreement, dated as of July 26, 2004, as amended (the “Securityholder Agreement”), with Metalmark Capital LLC, an independent private equity firm established in 2004 by former principals of Morgan Stanley Capital Partners to manage Morgan Stanley Capital Partners’ private equity funds and to make private equity investments in a broad range of industries (“Metalmark”), certain institutional stockholders, and certain members of our senior management, which governs certain relationships among such parties. Metalmark and the certain institutional stockholders party to the Securityholder Agreement may be deemed to be a “group” for purposes of Section 13(d)(3) or Section 13(g)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and Rule 13d-5(b)(1) thereunder. In January 2008, substantially all of the employees of Metalmark became employees of Citi Alternative Investments Inc., although Metalmark remains an entity owned by those individuals and continues to manage the Morgan Stanley Funds on a subadvisory basis. Two (2) of our directors, Messrs. Chung and Hoffen, are currently employees of both Metalmark and Citi Alternative Investments Inc. For more information on the terms of, and the parties to, the Securityholder Agreement, see “Certain Relationships and Related Transactions—Securityholder Agreement” herein.

PROPOSAL NO. 1

ELECTION OF THE CLASS I DIRECTOR NOMINEES OF THE BOARD OF DIRECTORS

General

Our certificate of incorporation provides that the Board of Directors shall consist of not less than three or more than eleven members, as fixed by the Board of Directors from time to time. The certificate of incorporation also divides the Board into three classes, with each class to be as nearly equal in number as possible. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, nominees for directors in that class will be considered for election for three-year terms at the annual meeting of stockholders in the year in which the term of directors in that class expires.

Our Board of Directors currently consists of nine members, divided into three classes. The classes are composed of the following directors:

Messrs. Ghasemi, Lehman and Marlo are Class I directors, whose terms will expire at the 2011 annual meeting of stockholders;

Mr. Chung, Mr. Katsaros and Gen. Magnus, USMC (Retired) are Class II directors, whose terms will expire at the 2012 annual meeting of stockholders; and

Messrs. Craig, Hoffen and Muscari are Class III directors, whose terms will expire at the 2013 annual meeting of stockholders.

Director Nominees of the Board of Directors

Based on the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated Messrs. Seifi Ghasemi, John F. Lehman and Dennis S. Marlo for election as Class I directors of EnerSys. Each of the nominees currently serves as a director of EnerSys and has consented to being named in this Proxy Statement and to serve, if elected. Each of the directors elected at the Annual Meeting will hold office until the 2014 annual meeting of stockholders or until the earlier of their resignation or their successors are duly elected and qualified. If any of the nominees become unable to accept nomination or election, the persons named in the proxy may vote for a substitute nominee selected by the Board of Directors. Our management, however, has no present reason to believe that any Class I nominee will be unable to serve as a director, if elected.

The three director nominees who receive the highest number of votes cast at the Annual Meeting will be elected Class I directors. Shares represented by properly delivered proxies will be voted for the Class I director nominees unless otherwise specified in the proxy by the stockholder. Any stockholder who wishes to withhold authority from the proxyholders to vote for the election of director nominees or to withhold authority to vote for any individual director nominee may do so by voting his or her proxy to that effect. Stockholders cannot cumulate their votes for the election of directors. No proxy may be voted for a greater number of persons than the number of director nominees named.

Brokers holding shares beneficially owned by their clients do not have the ability to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of the shares. If your shares are held by a broker, it is important that you provide instructions to your broker so your vote is counted in the election of directors.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

BOARD OF DIRECTORS

The following table sets forth certain information with respect to our directors and the director nominees as of the date of this Proxy Statement:

Name	Age	Position with EnerSys	Year First Became Director	Term as Director will Expire(1)
John D. Craig	60	Chairman of the Board, President and Chief Executive Officer	2000	2013
Hwan-yoon F. Chung	37	Director	2006	2012
Seifi Ghasemi	66	Director	2010	2011
Howard I. Hoffen	47	Director	2000	2013
Arthur T. Katsaros	63	Director	2005	2012
John F. Lehman	68	Director	2004	2011
Gen. Robert Magnus, USMC (Retired)	64	Director	2008	2012
Dennis S. Marlo	68	Director	2004	2011
Joseph C. Muscari	64	Director	2008	2013

(1)	Directors’ terms of office are scheduled to expire at the annual meeting of stockholders to be held in the year indicated.

The principal occupation and business experience during the last five years of, and other information with respect to, each nominee for election as a director of EnerSys and of each continuing director is as follows:

John D. Craig. Mr. Craig has served as Chairman of the Board of Directors, President and Chief Executive Officer and a Director of EnerSys since November 2000. From 1998 to October 2000, he served as President and Chief Operating Officer of Yuasa, Inc., the predecessor company to EnerSys. Mr. Craig joined Yuasa in 1994. Mr. Craig received his Master of Electronics Engineering Technology degree from Arizona State University and his Bachelor of Science degree from Western Michigan University.

Mr. Craig has many years of experience in the industrial battery business. As President and Chief Executive Officer, he is intimately familiar with all aspects of our business activities. Mr. Craig’s history of leadership and experience and his business background are attributes that were significant in the decision to nominate him as a member of our Board of Directors and his service as Chairman of the Board of Directors.

Hwan-yoon F. Chung. Mr. Chung has been a Director of EnerSys since February 2006. Mr. Chung has been a Principal of Metalmark Capital LLC since its inception in 2004. Prior to joining Metalmark, he was an Executive Director of Morgan Stanley Private Equity from 2002 to 2004, and Vice President of Morgan Stanley Private Equity from 2000 to 2002. He received his Bachelor of Arts in Philosophy from the College of Arts and Sciences of the University of Pennsylvania, and his Bachelor of Science degree in Economics from the Wharton School of Business of the University of Pennsylvania. Mr. Chung was appointed to serve on our Board by Metalmark, pursuant to the Securityholder Agreement.

The financial acumen that Mr. Chung obtained through his private equity experiences were attributes important in qualifying him for service as a member of the Board of Directors.

Seifi Ghasemi. Mr. Ghasemi has been a Director of EnerSys since July 2010. Mr. Ghasemi has served as the Chairman and Chief Executive Officer of Rockwood Holdings Inc., which is listed on The New York Stock Exchange, since March 2001. Prior to that, he served as Chairman and Chief Executive Officer of GKN Sinter Metals, a producer of powdered metal components for automotive applications, and served as a board member of GKN, plc, a global engineering business that serves the automotive, aerospace and land systems markets, from 1997 to 2001. From 1987 to 1997, he was employed by BOC Gases, serving as President of BOC Gases, Americas from 1993 to 1997 and was a member of the board of directors of BOC Group, plc, a multinational gas company, from 1995 to 1997. Mr. Ghasemi received his Bachelor of Science degree from the Abadan Institute of Technology in Abadan, Iran and his Masters of Science degree in Mechanical Engineering from Stanford University. He was recommended to our Nominating and Corporate Governance Committee by a third party search firm.

Mr. Ghasemi’s experience qualifying him for service as a member of the Board of Directors includes over seventeen years experience in executive positions and over fifteen years experience as a board member with global leaders in industries ranging from specialty chemicals to engineering to industrial gases.

Howard I. Hoffen. Mr. Hoffen has been a Director of EnerSys since November 2000. He is currently the Chairman, Chief Executive Officer, and a Managing Director of Metalmark Capital LLC, an investment center of Citi Alternative Investments that is focused on private equity. Mr. Hoffen was a founding member of Metalmark in 2004, and served as Chairman and Chief Executive Officer of Morgan Stanley Capital Partners from 2001 to 2004, after having performed various roles in the private equity group since he joined Morgan Stanley in 1985. He serves as a Director of Union Drilling, Inc., which is listed on the NASDAQ Stock Market. He is also a Director of several private companies. Mr. Hoffen received his Master of Business Administration degree from Harvard Business School and his Bachelor of Science degree from Columbia University. Mr. Hoffen was appointed to serve on our Board by Metalmark, pursuant to the Securityholder Agreement.

Through Mr. Hoffen’s experience in private equity and service on other corporate boards, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. These attributes were significant in the decision to nominate him as a member of the Board of Directors and to serve as our Lead Director.

Arthur T. Katsaros. Mr. Katsaros has been a Director of EnerSys since July 2005. Mr. Katsaros was most recently the Group Vice President—Development and Technology of Air Products and Chemicals, Inc. since 2002 and until his retirement in April 2007. From 1996 through 2002, he was Group Vice President of Engineered Systems and Operations of Air Products. Mr. Katsaros serves as the Chairman of CDG Environmental, LLC, a manufacturer of supply systems for water treatment. Mr. Katsaros received a Bachelor of Science degree in Chemical Engineering from Worcester Polytechnic Institute in 1969 and a Master of Business Administration from Lehigh University in 1977. He also completed the Advanced Management Program at Harvard University’s Graduate School of Business in 1992.

Mr. Katsaros’ experience qualifying him for service as a member of the Board of Directors includes over fifteen years experience in executive positions with a global manufacturer, in charge of international business and operations, such as manufacturing, engineering, information technology and research and development.

John F. Lehman. Mr. Lehman has been a Director of EnerSys since the completion of our initial public offering in August 2004. Mr. Lehman is a founding partner of J.F. Lehman & Company, a private equity firm, and has been its Chairman since November 1990. Prior to founding J.F. Lehman & Company, Mr. Lehman was a Managing Director in Corporate Finance at PaineWebber Incorporated, served for six years as Secretary of the Navy, was a member of the National Security Council Staff, served as a delegate to the Mutual Balanced Force Reductions negotiations and was the Deputy Director of the Arms Control and Disarmament Agency. Mr. Lehman serves as a Director of Ball Corporation, which is listed on The New York Stock Exchange. He is a member of the Board of Directors of Drew Marine, Inc., a private technical solutions and service provider to the global marine industry, and Verisk Analytics, a private risk information provider. Mr. Lehman was a member of the National Commission on Terrorist Attacks upon the United States. He is currently a member of the National Defense Commission. He is also Chairman of the Princess Grace Foundation. Mr. Lehman received his Bachelor of Science degree from St. Joseph’s University, his Bachelor of Arts and Master of Arts degrees from Cambridge University and a Doctorate from the University of Pennsylvania.

Mr. Lehman’s business and government experience provide the Board of Directors with valuable insight into social, governmental and economic issues relevant to our business. This experience is important in qualifying him for service as a member of the Board of Directors.

General Robert Magnus, USMC (Retired). Gen. Magnus has been a Director of EnerSys since July 2008. Gen. Magnus served as the Assistant Commandant of the Marine Corps from 2005 to 2008. He retired from the Marine Corps in 2008 after over 38 years of distinguished service. Gen. Magnus’ operational assignments included Commander, Marine Corps Air Bases Western Area and Deputy Commander, Marine Forces Pacific. Gen. Magnus’ staff assignments included Chief, Logistics Readiness Center, Joint Staff; Executive Assistant to the Director of the Joint Staff; Head, Aviation Plans and Programs Branch; Assistant Deputy Chief of Staff for Aviation; Assistant Deputy Commandant for Plans, Policies, and Operations; and Deputy Commandant for Programs and Resources. Gen. Magnus also serves on the Board of Directors of Augusta Westland NA, a subsidiary of Italy’s Finmeccanica, a producer of advanced helicopters, and Elbit Systems of America, a producer of defense, homeland security and commercial aviation products and solutions. Gen. Magnus received his Bachelor of Arts degree in history from the University of Virginia and his Masters in Business Administration degree from Strayer College. His formal military education included Naval Aviator Training, U.S. Marine Corps Command and Staff College, and the National War College. Gen. Magnus’ personal decorations included two Distinguished Service Medal awards, the Defense Superior Service Medal, Legion of Merit, and Navy Achievement Medal.

Gen. Magnus’ experience and service qualifying him for service as a member of our Board of Directors includes his four years of financial management experience with the Office of Oversight of the Marine Corps, his experience in constructing and justifying wartime budgets from 2001 to 2005, service as Chair of the Marine Corps morale, welfare and recreation programs with direct responsibility for annual budgets, and service as the second senior officer of the active duty and reserve unit Marine Corps from 2005 to 2008.

Dennis S. Marlo. Mr. Marlo has been a Director of EnerSys since the completion of our initial public offering in August 2004. Mr. Marlo served as an Executive Vice President of Sovereign Bancorp, Inc. (now Santander Holdings USA, Inc.) from June 2004 through April 2009, and as Chief Risk Management Officer of Sovereign Bancorp, Inc. from April 2001 through June 2004. Mr. Marlo joined Sovereign in February 1998 as the President of the Pennsylvania Division of Sovereign Bank and was appointed Chief Financial Officer and Treasurer of Sovereign in May 1998, serving in that capacity through April 2001. Prior thereto, Mr. Marlo served as President and Chief Executive Officer of ML Bancorp Inc., a predecessor company of Sovereign Bancorp, Inc., and as a partner with KPMG, LLP. Mr. Marlo is currently Chairman of the Board of Directors of the Federal Home Loan Bank of Pittsburgh, a government sponsored enterprise. He is also a member of the Board of Directors of the Lankenau Hospital Foundation, a foundation supporting a non-profit medical center in Wynnewood, Pennsylvania, and is Chairman of the Board of Trustees at Harcum College in Bryn Mawr, Pennsylvania. Mr. Marlo completed the Graduate School of Community Bank Management at the University of Texas at Austin and received his Bachelor of Science degree in Accounting from La Salle University. He is a certified public accountant.

Through Mr. Marlo’s extensive financial experience and other activities, he has dealt with a wide range of issues including audit and financial reporting, risk management, executive compensation and strategic planning. These experiences qualify him to service as a member of our Board of Directors, Chairman of the Audit Committee, and our Audit Committee financial expert.

Joseph C. Muscari. Mr. Muscari has been a Director of EnerSys since June 2008. Mr. Muscari has served as Chairman and Chief Executive Officer of Minerals Technologies Inc. (“MTI”), which is listed on The New York Stock Exchange, since March 2007 and as a Director of MTI since February 2005. For the prior 37 years, Mr. Muscari was employed at Alcoa Inc., where he held a number of executive positions. He served as Executive Vice President and Chief Financial Officer from January 2006 to January 2007. Mr. Muscari previously served as Executive Vice President—Alcoa and Group President, Rigid Packaging, Foil and Asia group, since October 2004. He had been an Executive Vice President of Alcoa since 2002, having responsibility for Alcoa’s businesses in Asia and Latin America. Mr. Muscari also serves on the Board of Directors of Dana Holding Corporation, which is listed on the New York Stock Exchange. He received his Bachelor of Science degree in industrial engineering from the New Jersey Institute of Technology and his Masters in Business Administration from the University of Pittsburgh. He also holds an honorary Doctor of Law degree from Salem-Teikyo University. Mr. Muscari is also a former member of the Board of Directors of Aluminum Corporation of China.

Mr. Muscari’s experience qualifying him for service as a member of our Board of Directors includes nearly forty years of combined experience with global mineral and aluminum companies with oversight of international business and operational units.

CORPORATE GOVERNANCE

Independence of Directors

Our Board of Directors determined that all directors, with the exception of Mr. Craig, are independent from EnerSys and our management under the listing standards of The New York Stock Exchange (“NYSE”). The Board considered the NYSE standards, the fact that there were no transactions or arrangements between the directors and EnerSys, other than the consideration for serving as a director, and all other relevant facts and circumstances in making these independence determinations and concluded that there were no material relationships between any of our directors and EnerSys.

There are no family relationships among our directors or executive officers.

Access to Corporate Governance Documents

Our corporate governance information and materials, including our Corporate Governance Guidelines, charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, and Code of Business Conduct and Ethics, are available on the Investor Relations page of our website at www.enersys.com and any stockholder may obtain printed copies of these documents by writing to Investor Relations at: EnerSys, 2366 Bernville Road, Reading, Pennsylvania 19605, by e-mail at: investorrelations@enersys.com or by calling Investor Relations at (610) 236-4040. Information contained on the website is not incorporated by reference or otherwise considered part of this Proxy Statement.

Committees of our Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. The Board of Directors has determined that each committee member is independent under the NYSE listing standards. Our Board of Directors, from time to time, may establish other committees.

Audit Committee

Effective as of August 5, 2010, Messrs. Chung, Katsaros, Marlo (Chairperson) and Muscari serve as members of our Audit Committee. Prior thereto, from May 19, 2009, Messrs. Katsaros, Marlo (Chairperson) and Muscari served as members of our Audit Committee. The Board of Directors has determined that Mr. Marlo is an “audit committee financial expert,” as such term is defined in rules promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act. The Board of Directors has determined that Messrs. Chung, Katsaros, Marlo and Muscari are independent directors under the NYSE listing standards and the SEC rules and regulations applicable to audit committees and financially literate in accordance with the NYSE listing standards. Our Audit Committee held a total of five (5) meetings in the fiscal year ended March 31, 2011, three (3) of which were in person, and two (2) of which were held telephonically.

The Audit Committee is responsible for:

•	appointing, compensating and overseeing our independent registered public accounting firm (“independent auditors”);

•	overseeing management’s fulfillment of its responsibilities for financial reporting and internal control over financial reporting; and

•	overseeing the activities of our internal audit function.

For additional information, see “Audit Committee Report” herein and the Audit Committee Charter, which is available on the Investor Relations page of our website at www.enersys.com.

Compensation Committee

Our Compensation Committee consists of Messrs. Ghasemi, Lehman (Chairperson), and Muscari, and Gen. Magnus. Prior to August 5, 2010, the Compensation Committee consisted of Messrs. Lehman (Chairperson) and Muscari, and Gen. Magnus.

The Compensation Committee is responsible for:

•	reviewing and approving the compensation of our Chief Executive Officer (“CEO”) and the other named executive officers;

•	reviewing and recommending to the Board the adoption of non-employee director compensation programs; and

•	administering our equity plans and other incentive compensation plans.

More specifically, the Compensation Committee has sole authority to set the base salaries and approve equity-based and incentive-based compensation for our CEO and our other named executive officers. It engages its own independent compensation consultant, currently Frederic W. Cook & Co., Inc., to review the compensation levels of executives at our peer companies and assess total compensation and make recommendations about changes in the compensation of our executives, including incentive and equity plan structure and performance goals. The consultant works with management on behalf of the Compensation Committee on matters under the Committee’s purview, but provides no services to management or the Company other than its work for the Committee. The Compensation Committee also considers recommendations from our CEO with respect to the base salary of our other named executive officers. The Compensation Committee utilizes a similar methodology, including advice from its consultant on compensation levels and structure, for recommending non-employee director compensation and meeting fees, which are subject to Board approval.

This Committee held a total of eight (8) meetings in the fiscal year ended March 31, 2011, three (3) of which were in person and five (5) of which were held telephonically.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee (i) was, during fiscal year 2011, or had previously been an officer or employee of EnerSys or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of EnerSys or a business relationship with EnerSys, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of EnerSys, on the one hand, and any member of the compensation committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Nominating and Corporate Governance Committee

As of August 5, 2010, our Nominating and Corporate Governance Committee consists of Messrs. Hoffen and Katsaros (Chairperson) and Gen. Magnus. Prior thereto, the Committee consisted of Mr. Katsaros (Chairperson) and General Magnus. The Nominating and Corporate Governance Committee is responsible for identifying and recommending potential candidates qualified to become board members, recommending directors for appointment to board committees and developing and recommending to our Board of Directors a set of corporate governance principles. The Committee held a total of four (4) meetings in the fiscal year ended March 31, 2011, all of which were held telephonically.

The responsibilities of the Nominating and Corporate Governance Committee include the following:

•	identifying, reviewing the qualifications of, and recruiting qualified candidates for board membership;

•	reviewing the continuation of each director being considered for reelection;

•	making recommendations to the Board concerning the structure, composition and function of the board and its committees; and

•	reviewing and assessing the adequacy of the Company’s corporate governance documents.

Process for Selection of Director Nominee Candidates

The Nominating and Corporate Governance Committee believes that the minimum qualifications for serving as a director of EnerSys are that a candidate demonstrate, by significant accomplishments in his or her field, an ability to make a meaningful contribution to the Board of Directors’ oversight of the business and affairs of EnerSys and have an impeccable record and reputation for honest and ethical conduct in his or her professional and personal activities. In addition, the Nominating and Corporate Governance Committee considers the following characteristics in reviewing director candidates:

•	integrity and character;

•	sound and independent judgment;

•	breadth of experience;

•	business acumen;

•	leadership skills;

•	scientific or technology expertise;

•	familiarity with issues affecting global businesses in diverse industries; and

•	diversity of backgrounds and experience.

In addition to these requirements, the Nominating and Corporate Governance Committee will also evaluate, in the context of the needs of the Board, whether the nominee’s skills are complementary to the existing Board members’ skills, and assess any material relationships with EnerSys or third parties that might adversely impact independence and objectivity, as well as such other criteria as the Nominating and Corporate Governance Committee determines to be relevant at the time. Except as described above, the Board and the Nominating and Corporate Governance Committee do not maintain a formal diversity policy. Diversity is one of many factors considered in the nomination of our directors.

The Nominating and Corporate Governance Committee, Committee Chairperson and/or our Chief Executive Officer interview director nominee candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. We may from time to time hire an independent search firm to help identify and facilitate the screening and interview process of director candidates.

Stockholders may recommend qualified persons for consideration by the Nominating and Corporate Governance Committee. Stockholders making a recommendation must submit the same information as that required to be included by us in our Proxy Statement with respect to nominees of the Board of Directors. The stockholder recommendation should be submitted in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Richard W. Zuidema, Executive Vice President and Secretary.

The Nominating and Corporate Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder. The Nominating and Corporate Governance Committee will also review the performance as a director of any person already serving on the Board of Directors of EnerSys in determining whether to recommend that the Director be re-nominated.

Board Leadership Structure

The Board believes that the most effective leadership structure for EnerSys at this time is one with a combined Chairman and Chief Executive Officer, coupled with a non-management Lead Director. Having the CEO serve as Chairman has a number of benefits. It promotes a cohesive vision and strategy for EnerSys and strong execution ability. It helps to assure clear and direct communication to the Board of any key enterprise risks. EnerSys has found that in our industry having a combined Chairman and CEO is particularly advantageous when doing business internationally, especially with foreign customers who value unified leadership and a single ultimate executive decision maker. Finally, it facilitates our ability to respond quickly to changing business needs and customer objectives. When taken together with each director’s responsibility, the Board believes that the structure is currently optimal for EnerSys.

The Board created the position of Lead Director to strengthen Board oversight. The Lead Director must be a non-management director and must be deemed independent by the Board of Directors. The Lead Director works with the Chairman to approve Board agendas and schedules, advises on the quality, quantity and timeliness of information provided by management to the Board, and acts as a liaison between the independent directors and the Chairman of the Board. The Lead Director also chairs executive sessions of the independent directors not attended by management.

The Board’s Role in Risk Oversight

The Board oversees various risks potentially affecting EnerSys both directly and indirectly through its committees. EnerSys has in place a risk management program that, among other things, is designed to identify risks across EnerSys with input from each business unit and function. Material risks are identified and prioritized by management, and each prioritized risk is referred to a committee of the Board or the full Board for oversight. Members of the Board regularly review information regarding our credit, liquidity, and operations, as well as the risks associated with each. Also, the Compensation Committee periodically reviews the most important risks to EnerSys to ensure that compensation programs do not encourage excessive risk-taking.

Charters of the Committees of the Board of Directors

The Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each operate pursuant to a written charter adopted by the Board of Directors. Each Committee reviews its charter at least annually. Copies of the charters are available on the Investor Relations page of our website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.”

Director Attendance at Board, Committee and Annual Meetings

Our Corporate Governance Guidelines provide that directors are expected to attend meetings of the Board and meetings of the committees on which they serve. During fiscal year 2011, the Board of Directors met a total of six (6) times. Each director, other than Mr. Muscari, attended at least 75% of the total number of meetings of the Board and its committees on which the director served during the fiscal year, based on the number of such meetings held during the period for which each person served as a director or on a committee. Mr. Muscari, due to scheduling conflicts, attended 74% of the total number of meetings of the Board and its committees on which he served during the fiscal year. It is our policy that directors are invited to the Annual Meeting but are not required to attend. The Chairman of the Board attended the 2010 annual meeting of stockholders.

Executive Sessions of Non-Management Directors

The Board has established a policy requiring non-management directors to meet in executive session periodically during the course of each year and has established procedures for determining which non-management director will serve as the Lead Director for these executive sessions. The Lead Director is designated by the Board of Directors. Mr. Hoffen has been designated as the Lead Director for fiscal year 2012. In addition, it is expected that at least once a year the independent directors will meet in a separate executive session.

Communications with the Board of Directors

Stockholders and other interested parties, who desire to communicate directly with any member (or all members) of the Board, any Board committee or any chair of any such committee, should submit such communication in writing addressed to the “Lead Director” or “Non-Management Directors,” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by email to the Lead Director or Non-Management Directors at leaddirector@enersys.com. Communications intended for the full Board of Directors may be submitted in the same manner.

Stockholders, employees and other interested parties who desire to express a concern relating to accounting or auditing matters should communicate directly with our Audit Committee in writing addressed to the “Audit Committee Chair” at EnerSys, P.O. Box 14145, Reading, Pennsylvania 19612 or by e-mailing the Audit Committee at auditcommittee@enersys.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that is applicable to our Chief Executive Officer, Chief Financial Officer and Controller, as well as our other officers, directors and employees. The code is available on the Investor Relations page of our website at www.enersys.com or in print upon request. See “Corporate Governance—Access to Corporate Governance Documents.” Any amendment to, or waiver from, the Code for such officers will be disclosed on the Investor Relations page of our website at www.enersys.com.

DIRECTOR COMPENSATION

We believe that the amounts and form of compensation and the methods used to determine compensation of our non-employee directors are important in (i) attracting and retaining directors who are independent, interested, diligent and actively involved in overseeing EnerSys’ affairs and (ii) more substantially aligning the interests of our non-employee directors with the interests of our stockholders. We do not separately compensate the director of our Board who is also an employee.

Compensation Paid to Board Members

In fiscal year 2011, our Compensation Committee used Frederic W. Cook & Co., Inc., as an independent compensation consultant to the Compensation Committee, to study a peer group of companies, which peer group is the same group that the Compensation Committee used to recommend the compensation of our named executive officers as we describe on page 20, to assist the Compensation Committee in setting the compensation of our non-employee directors. Based in part on this study, the Compensation Committee recommended, and the Board approved, effective immediately following the 2010 annual meeting of stockholders, for fiscal year 2011, an annual retainer of $50,000 in cash, as well as the meeting and other fees in the amounts set forth below:

•	In-person board meetings—$1,500 each

•	Telephonic board meetings—$750 each

•	In-person committee meetings—$1,500 each

•	Telephonic committee meetings—$750 each

•	Audit Committee Chairperson—$15,000 per year

•	Compensation Committee Chairperson—$10,000 per year

•	Nominating and Corporate Governance Committee Chairperson—$10,000 per year

Based in part on the current economic climate and the 2011 study performed by the independent compensation consultant, the Compensation Committee recommended, and the Board approved, effective immediately following this Annual Meeting, that there be an increase in the annual retainer to $57,500 in cash and that Board meeting fees be eliminated. The following meeting and other fees, for fiscal year 2012 are as follows:

•	In-person board meetings—$0 each

•	Telephonic board meetings—$0 each

•	In-person committee meetings—$1,500 each

•	Telephonic committee meetings—$750 each

•	Audit Committee Chairperson—$15,000 per year

•	Compensation Committee Chairperson—$10,000 per year

•	Nominating and Corporate Governance Committee Chairperson—$10,000 per year

Equity Compensation

Based in part on the recommendation of the compensation consultant, for fiscal year 2011, the Compensation Committee recommended, and the Board approved, an award to each non-employee director of restricted stock units, with a fair market value on August 16, 2010, the date of the award, of $60,000 of our common stock. These restricted stock units vest on September 16, 2011. For fiscal year 2012, on February 3, 2011, the Board approved an award of deferred stock units, with a fair market value on the date of the award of $100,000 of our common stock, to each non-employee director serving on the Board as of the date of the Annual Meeting. The fiscal year 2012 award will vest on August 15, 2011, which is the date of the award. We will defer payment of shares of common stock to the directors under this award until their termination of service as a director, in accordance with applicable law, including Code Section 409A. We make all equity awards to non-employee directors under our stockholder-approved equity compensation plan. We made these awards in accordance with our policy on granting equity awards, which we describe on page 25.

Director Deferred Compensation Plan

Under the EnerSys Voluntary Deferred Compensation Plan for Non-Employee Directors, which we refer to as the “Director Plan,” each non-employee director may defer receipt of all or a portion of the shares of stock payable due to vesting of the restricted stock units. Under the Director Plan, at a director’s election, the shares otherwise payable, together with any dividends thereon, will be credited to a hypothetical bookkeeping account in the director’s name and will be paid to the director in a lump sum at the time specified in the election or, if earlier, upon our change in control or the director’s death.

Also under the Director Plan, each non-employee director may also defer receipt of all or a portion of any cash fees that are payable to the director for service on the Board. Participants may elect to allocate the deferred fees (i) into an investment account, which investment options are the same as those available to our employees under our 401(k) retirement plan, or (ii) into a stock unit account, upon which the director will be awarded stock units pursuant to our stockholder-approved equity compensation plan. If the director elects to allocate the deferred fees into the stock unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the stock unit deferral account. The matching contribution will be in the form of restricted stock units and will vest quarterly over one year from the date the units are credited to the account, except that participants will automatically become 100% vested in their matching contribution upon a change in control. All stock units are payable in shares of our common stock.

The Director Plan is a non-qualified deferred compensation plan. The rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Stock Ownership Guidelines

We have implemented stock ownership guidelines under which we expect each non-employee director to beneficially own shares of our common stock with a value equal to five times the annual director retainer, not including meeting or committee chair fees, paid to such director during the previous fiscal year. The Compensation Committee will measure stock ownership on an annual basis. We expect each director to attain the investment level by May 1, 2013, or five years from the date the director first becomes a non-employee director, if later. Shares beneficially owned by the director as well as restricted stock units awarded for fiscal year 2009, 2010, and 2011, whether vested or unvested, are included in calculating ownership levels. As of May 1, 2011, each non-employee director was on target to achieve the investment level established by the stock ownership guidelines.

Hedging Prohibition

We do not permit our non-employee directors to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, or zero-cost collars, or forward sales contracts, or buying on margin, or pledging shares as collateral for a loan.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR FISCAL YEAR 2011

The table set forth below summarizes the compensation that we paid to our non-employee directors for the fiscal year ended March 31, 2011. None of our non-employee directors received option awards, non-equity incentive plan compensation, pension, non-qualified deferred compensation, or any other compensation for the fiscal year ended March 31, 2011.

Name	Fees Earned Paid in Cash		Stock Awards(1)(2)	Total
Hwan-yoon F. Chung	$59,750		$60,000	$119,750
Seifi Ghasemi	$45,141		$60,000	$105,141
Howard I. Hoffen	$57,500		$60,000	$117,500
Arthur T. Katsaros	$75,250		$60,000	$135,250
John F. Lehman	$71,500	(3)	$60,000	$131,500
Gen. Robert Magnus, USMC (Retired)	$68,750		$60,000	$128,750
Dennis S. Marlo	$76,500		$60,000	$136,500
Joseph C. Muscari	$65,000		$60,000	$125,000

(1)	On March 31, 2011, each of our current non-employee directors held 2,656 unvested restricted stock units. In addition, on March 31, 2011, each of Messrs. Hoffen, Lehman, and Marlo held 5,000 vested stock options; and Mr. Katsaros held 2,500 vested stock options.

(2)	We calculated these amounts using the provisions of ASC Topic 718 (formerly SFAS No. 123R). Amounts represent the aggregate grant date fair value of the restricted stock units that we awarded to each non-employee director in fiscal year 2011 as we describe above. Assumptions used in the calculation of these amounts are included in the footnotes to our audited financial statements for the fiscal year ended March 31, 2011, included in our Annual Report on Form 10-K, which we filed on May 31, 2011. Pursuant to the terms of the Director Plan, which we describe above, Messrs. Katsaros, Lehman, and Marlo each elected to defer receipt of 100% of the common stock underlying their respective restricted stock units awards that each received for fiscal year 2011.
(3)	This amount was deferred by Mr. Lehman into a stock unit deferral account, pursuant to the terms of the Director Plan. Mr. Lehman received a matching contribution of 483 restricted stock units, which, under the terms of the Director Plan, vest quarterly over one year from the date of the deferral. All stock units are payable in shares of our common stock.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of EnerSys has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012. No determination has been made as to what action the Audit Committee would take if stockholders do not ratify the appointment.

Ernst & Young LLP conducted the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ended March 31, 2011. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions from stockholders.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS ENERSYS’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2012.

AUDIT COMMITTEE REPORT

Background

The members of the Audit Committee are currently Directors Dennis S. Marlo (Chairperson), Hwan-yoon F. Chung, Arthur T. Katsaros and Joseph C. Muscari. For additional information relating to the members and responsibilities of the Audit Committee, see “Corporate Governance—Committees of our Board of Directors—Audit Committee.”

Responsibility

Management is responsible for the preparation of financial statements and the integrity of the reporting process, including the system of internal and disclosure controls.

The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States.

The primary responsibilities of the Audit Committee are to select, engage, and compensate our outside independent auditors and to oversee the financial reporting process on behalf of the Board. It is not the duty of the Audit Committee to prepare financial statements and related disclosures. It is also not the duty of the Audit Committee to plan or conduct audits, or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles in the United States.

Process and Recommendation

In fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2011, with our management and independent auditors, including a discussion of the quality, not just the acceptability, of the accounting principles as applied in our financial reports, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee discussed with our internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with management to discuss disclosure controls and procedures and internal control over financial reporting. The Audit Committee also meets with the internal and independent auditors, with and without our management present, to discuss the results of their examinations and overall quality of our financial reporting. The Audit Committee also reviewed with our CEO and CFO their certification relating to their evaluation of our disclosure controls, the completeness and accuracy of the financial statements and other financial information contained in the Form 10-K, and the process followed by the CEO and CFO to assure the truthfulness of such certificate.

The Audit Committee also discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Audit Committee has discussed with the independent auditors, the auditors’ independence from EnerSys and its management, including the matters in the written disclosures and letters that were received by the Audit Committee from the independent auditors as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee regarding independence. During the course of the year, the Audit Committee also reviewed and considered the compatibility of its independent auditors’ performance of certain non-audit services with the maintenance of such auditors’ independence.

Based on the process referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

Fees of Independent Auditors

The following table sets forth the aggregate fees for the fiscal year ended March 31, 2011, and March 31, 2010, incurred for services provided by our independent registered public accounting firm, Ernst & Young LLP.

	Year Ended
Description of Fees	March 31, 2011	March 31, 2010
Audit Fees, including fees associated with the annual audit of EnerSys and statutory audits required internationally, the reviews of EnerSys’ quarterly reports on Form 10-Q, public offerings, and for services provided in connection with the requirements of the Sarbanes-Oxley Act of 2002	$3,166,725	$2,972,336
Audit-Related Fees, including fees associated with target acquisitions and general accounting consultations	$197,430	$173,690
Tax Fees, including fees associated with income tax compliance, advice and planning	$204,952	$396,729
All Other Fees	$2,000	$700

Total	$3,571,107	$3,543,455

The Audit Committee considered whether the provision of non-audit services by our independent registered public accounting firm for the fiscal year ended March 31, 2011, was compatible with maintaining auditor independence. The Audit Committee pre-approved all fees for non-audit related services paid to our independent registered public accounting firm for fiscal years 2010 and 2011.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services by Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the Audit Committee has received detailed information sufficient to enable the Audit Committee to pre-approve and evaluate such service. The Audit Committee has delegated pre-approval authority to the Chairman of the Committee of up to $100,000, to pre-approve permitted non-audit services. Any pre-approval decisions made under this delegated authority are ratified by the Audit Committee at its next scheduled meeting.

Appointment of Independent Registered Public Accounting Firm for Fiscal Year 2012

The Audit Committee has appointed Ernst & Young LLP to conduct the audit of the financial statements of EnerSys and its subsidiaries for the fiscal year ending March 31, 2012. EnerSys stockholders are being asked to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm at the Annual Meeting to which this Proxy Statement relates.

Audit Committee

Dennis S. Marlo, Chairperson

Hwan-yoon F. Chung

Arthur T. Katsaros

Joseph C. Muscari

EXECUTIVE OFFICERS

Our current executive officers, and certain information regarding them, other than Mr. Craig, whose information is included under “Board of Directors,” are listed below. All data is as of June 8, 2011.

Michael J. Schmidtlein, age 50, Senior Vice President—Finance and Chief Financial Officer. Mr. Schmidtlein has served as Senior Vice President—Finance and Chief Financial Officer since February 2010. From November 2005 until February 2010, Mr. Schmidtlein was Vice President—Corporate Controller and Chief Accounting Officer. Prior thereto, Mr. Schmidtlein was the Plant Manager of our manufacturing facility in Warrensburg, Missouri. Mr. Schmidtlein joined the Energy Storage Group of Invensys plc. in 1995. Mr. Schmidtlein is a certified public accountant and received his Bachelor of Science degree in Accounting from the University of Missouri.

Raymond R. Kubis, age 57, President—Europe. Mr. Kubis has served as President—Europe, since March 2002. From October 1998 to March 2002, Mr. Kubis was Vice President, General Manager, Motive Power, for the Energy Storage Group of Invensys plc. Mr. Kubis received his Master of Business Administration degree from The Wharton School of the University of Pennsylvania and his Bachelor of Science degree in Accounting from the University of Illinois.

Todd M. Sechrist, age 45, Senior Vice President—Americas. Mr. Sechrist has served as our Senior Vice President—Americas since June 2010. From June 2005 until June 2010, Mr. Sechrist was the company’s Vice President—Reserve Power Sales & Service for the Americas. Mr. Sechrist joined the Company in 1993, and served in various sales and marketing capacities in both the reserve and motive power businesses. Mr. Sechrist received his Master of Business Administration degree in Finance from St. Joseph’s University and his Bachelor of Science degree in Finance from Pennsylvania State University.

Richard W. Zuidema, age 62, Executive Vice President and Secretary. Mr. Zuidema has served as Executive Vice President and Secretary since August 2010. Mr. Zuidema served as Executive Vice President—Administration and Secretary from March 2002 until August 2010. From November 2000 until March 2002, Mr. Zuidema was Executive Vice President—Administration and International. He joined the Company’s predecessor in 1998. Mr. Zuidema received his Master of Business Administration degree from the University of Buffalo and his Bachelor of Science degree in Business Administration and Finance from the State University of New York.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our executive compensation program is structured and administered to support our vision, which is to be the global leader in our chosen markets for stored energy solutions, while maximizing long-term stockholder value. We also structure the program to link executive compensation to our financial performance and, through programs that use our common stock as a compensation medium, to more closely align the interests of executive management with those of our stockholders.

In making decisions on compensation in fiscal year 2011, the Compensation Committee weighed the Company’s overall performance and our positioning for future long term growth. Accordingly, in fiscal year 2011:

•

the Company achieved better than target earnings per share and primary working capital percentage during fiscal year 2011, permitting our named executive officers to achieve the maximum payout under the 2011 Management Incentive Plan;

•	the Compensation Committee considered our financial performance, among other factors, in increasing base salaries for our named executive officers for fiscal year 2011; and

•

the Compensation Committee awarded our named executive officers with both restricted stock units and market share units in fiscal year 2011. We emphasized performance-based compensation by granting 75% of the long-term incentive opportunity in market share units, and 25% in restricted stock units. Market share units provide the holder with the opportunity to earn between 0% and 200% of a target number of shares based on our stock price performance over three years. These awards are further described in detail below under “Long-Term Incentive Equity Compensation.”

Executive Compensation Policy

We generally base our executive compensation program on the same objectives that guide us in establishing compensation programs for all our employees:

•

Compensation should align the interests of higher-level employees, including executives, with the long-term interests of our stockholders through award opportunities that result in ownership of our common stock.

•

Compensation should reward teamwork. Because our success depends on our ability to optimize our worldwide business, our compensation programs emphasize our total results rather than individual geographic or product line results.

•

Compensation should be based on the level of job responsibility, as well as individual and corporate performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to corporate performance and stockholder returns because they are more able to affect corporate results.

•

Compensation should reflect the value of the job in the marketplace. To attract and retain a skilled work force, we must remain competitive with the pay of other employers who compete with us for talent.

•

Compensation should foster the long-term focus required for success in our industry. While our key employees receive a mix of both annual and longer-term incentives, employees at higher levels have an increasing proportion of their compensation tied to longer-term performance because these employees are in a position to have greater influence on longer-term results.

•

To be effective motivation, performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay through contributing to our achievement of our strategic and operational goals.

•

The programs and individual pay levels will always reflect differences in job responsibilities, geographies, and marketplace considerations, although the overall structure of compensation and benefit programs should be broadly similar across the organization.

Determination of Compensation

The Compensation Committee reviews and approves each named executive officer’s base pay, bonus, and equity incentive compensation annually, with the guidance of the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. The Compensation Committee takes into account a number of factors to determine the compensation for the named executive officers and to ensure that our executive compensation program is achieving its objectives. Among those are:

•

Assessment of Corporate Performance. The Compensation Committee uses corporate performance measures in two ways. First, in establishing total compensation ranges, the Compensation Committee considers our performance within our industry using various measures, including sales growth, stock price, EBITDA, and net income. Second, as we describe in more detail below, the Compensation Committee has established specific corporate performance measures that determine the size of payments under our Management Incentive Plan.

•

Assessment of Individual Performance. Individual performance affects the compensation of our employees, including the CEO and the other named executive officers. Beginning in fiscal year 2007, the Compensation Committee adopted a formal evaluation process for our CEO. Each member of our Board provides a written, subjective evaluation of our CEO, on an anonymous basis, covering a broad range of criteria. The evaluations are summarized and the Compensation Committee considers them in setting the CEO’s compensation. For each other named executive officer, the Compensation Committee receives a recommendation from the CEO and also exercises its judgment based on the Committee’s interactions with the executive officer.

•

Benchmarking. The Compensation Committee benchmarked our compensation programs in fiscal years 2011 and 2012 with a peer group consisting of the following companies, which companies are broadly similar with respect to industry (generally, manufacturers of electrical components and equipment) and size (based on revenues and market capitalization):

Ametek, Inc.	Franklin Electric Company, Inc.
A.O. Smith Corporation	GrafTech International Ltd.
AVX Corporation	Hubbell Incorporated
Baldor Electric Company	Regal - Beloit Corporation
C&D Technologies, Inc.	Spectrum Brands, Inc.
Energizer Holdings, Inc.	Thomas & Betts Corporation
Exide Technologies	Woodward Governor Company

The Compensation Committee evaluates our compensation program versus that of the peer companies with respect to both individual pay levels as well as the structure of the program. The Compensation Committee uses this data primarily to ensure that our executive compensation program as a whole is competitive. Based upon the most recent comparative pay information, the total target pay for our executives approximates the 75th percentile. Given that our relative total stockholder return for fiscal year 2011 was above the 75th percentile of our peer group based on comparison data and given our better than target earnings per share achievement and primary working capital achievement for fiscal year 2011, the Compensation Committee believes this target percentile range for compensation is at a level consistent with our executive compensation philosophy.

Components of Executive Compensation

Our executive compensation program is comprised of base salary, annual short-term incentive opportunities in the form of cash awards based upon our fiscal year performance, and long-term incentive opportunities in the form of equity-based compensation. As more fully described in the section entitled “Deferred Compensation Plan,” certain of our executives, including the named executive officers, may elect to defer receipt of all or a portion of their cash bonuses. In addition, we generally provide the named executive officers with the same employee benefits as we provide to our other eligible non-unionized U.S. employees, and we also provide limited perquisites and personal benefits, as described in the footnotes following the Summary Compensation Table. Mr. Kubis receives substantially the same employee benefits as our other named executive officers, except that he, as we more completely describe in the footnotes following the Summary Compensation Table, receives an annual cost of living adjustment and certain additional perquisites to compensate him for working and living in Europe.

We do not cover our named executive officers under any defined benefit pension or supplemental executive retirement plans.

Base Salary

Base salary is the fixed element of an employee’s cash compensation. The value of base salary reflects the employee’s skill set and the market value of that skill set. The Compensation Committee generally considers whether each of our named executive officer’s base salary should be increased based on individual performance with a view toward ensuring that the base salary is competitive with that of executives in peer companies with comparable roles and responsibilities.

With assistance from the Compensation Committee’s independent compensation consultant, the Compensation Committee annually sets the base salary of our named executive officers. The Compensation Committee solicits the CEO’s recommendation with respect to the base salaries of our named executive officers, other than the CEO.

For fiscal year 2011, the Compensation Committee considered the aforementioned factors and current performance, success and achievements of the business, as well as the recommendations of its independent compensation consultant, and determined that it was in the best interest of the stockholders to increase the base salaries for Mr. Craig and the other named executive officers.

For fiscal year 2012, the Compensation Committee considered the success of our business and the performance and achievement of Mr. Craig and the other named executive officers in the previous fiscal year, as well as the recommendations of its independent compensation consultant, in determining the base salaries of our named executive officers.

The base salaries of Mr. Craig and each of the other named executive officers for fiscal years 2011 and 2012 are as follows:

Name	2011		2012
John D. Craig	$875,000		$900,000
Michael J. Schmidtlein	$300,000		$340,000
Raymond R. Kubis	$598,908	(1)	$615,284	(2)
Todd M. Sechrist	$275,000	(3)	$305,000
Richard W. Zuidema	$412,000		$425,000

(1)	585,000 Swiss francs, 439,500 of which is payable in Swiss francs and has been converted to U.S. dollars at the exchange rate on March 31, 2011 of $1.0917 per Swiss franc, and 145,500 of which is payable in U.S. dollars at a fixed exchange ratio of $0.8186 per Swiss franc.
(2)	600,000 Swiss francs, 454,500 of which is payable in Swiss francs and has been converted to U.S. dollars at the exchange rate on March 31, 2011 of $1.0917 per Swiss franc, and 145,500 of which is payable in U.S. dollars at a fixed exchange ratio of $0.8186 per Swiss franc.
(3)	We increased Mr. Sechrist’s base salary from $181,300 to $275,000, effective July 1, 2010, in connection with his promotion to Senior Vice President—Americas.

Management Incentive Plan

Annually, under our Management Incentive Plan, which we refer to as the “MIP,” our executives, including the named executive officers, may receive a cash bonus upon satisfaction of pre-established financial targets. Under the MIP, the Compensation Committee establishes a range of financial targets based in part on our Board approved corporate budget. The Compensation Committee established this annual cash bonus program to better align each participant’s goals with our financial objectives for each year. Consistent with our compensation policy, individuals with greater job responsibilities have a greater portion of their total cash compensation tied to our corporate performance through the MIP.

Under the MIP, each participant has minimum, target, and maximum potential cash bonus payouts, which the Compensation Committee establishes at the beginning of each fiscal year. The Compensation Committee bases the potential payments on each participant’s job responsibilities and position within our organization. The potential payouts are stated as a percentage of base salary, which percentage generally remains constant from year-to-year. In establishing the targets, significant consideration is given to our prior year’s performance and budget for the upcoming year. Satisfactory individual performance is a condition to payment and the Committee can, at its discretion, reduce an individual’s payment under the MIP. In the case of Messrs. Craig, Kubis, and Zuidema, a target bonus percentage is set forth in their respective employment agreements.

The Compensation Committee believes that these performance measures encourage participants to focus appropriately on improving both our net earnings and balance sheet strength. These performance measures are also effective motivators because they can be readily tracked and are easily understandable by the participants.

The Compensation Committee adjusts the earnings results on which bonuses under the MIP are determined to reflect the effect of certain extraordinary events. The adjustments are intended to ensure that award payments represent the underlying growth of our core business and are not artificially inflated or deflated due to extraordinary events in the applicable fiscal year.

At the end of each fiscal year, the Compensation Committee, in the case of the CEO and other named executive officers, has discretion to adjust an award payout downward based upon individual performance, as discussed above. The Compensation Committee did not exercise this discretion in fiscal year 2011.

Fiscal Year 2011 MIP Targets and Payout

The Compensation Committee considered the following when establishing the potential awards for fiscal year 2011:

•

Bonus Targets. Mr. Craig’s minimum, target, and maximum bonus targets for fiscal year 2011 were 15%, 100%, and 200% of base salary, respectively. The other named executive officer’s minimum, target, and maximum bonus targets for fiscal year 2011 were 9%, 60%, and 120% of base salary, respectively.

•

Company Performance Measures. For all participants in the MIP, including our CEO and named executive officers, the Compensation Committee established fiscal year 2011 performance measures based 85% on earnings per share and 15% on primary working capital percentage, which we define as a monthly average of trade accounts receivable, plus inventories, minus trade accounts payable with the net amount divided by an annualized trailing three month net sales. The performance measures for fiscal year 2011 were determined in connection with the approval of the fiscal year budget. The Compensation Committee believes it set the minimum, target, and maximum performance measures for fiscal year 2011 such that the performance measures were aggressive and, therefore, were reasonably difficult to attain.

Measurement	Minimum	Target	Maximum
Earnings Per Share	$1.19	$1.65	$2.19
Primary Working Capital Percentage	27.9%	27.1%	26.2%

The bonuses paid to our CEO and other named executive officers for fiscal year 2011 were 200% and 120% of bonus target, respectively, because of better than target earnings per share achievement of $2.50, and better than target primary working capital percentage of 25.6%. Consistent with past practice and based on criteria established at the beginning of the performance period in accordance with the terms of the MIP as described above, the Compensation Committee adjusted the GAAP earnings results on which fiscal year 2011 bonuses were determined to eliminate the effect of items incurred in connection with the restructuring of our operations, the favorable impact of ABSL acquisition earnings, expenses related to acquisition activities, and write offs related to refinancing activities. We set forth the amounts paid for fiscal year 2011 performance under the MIP in the Summary Compensation Table.

Long-Term Equity Incentive Compensation

The Compensation Committee has the ability to make various types of equity awards to our named executive officers under our 2010 Equity Incentive Plan. Although the 2010 Equity Incentive Plan permits other types of awards as well, for fiscal year 2011 we awarded equity in the form of restricted stock units and market share units, and for fiscal year 2012 we awarded equity to our named executive officers solely in the form of market share units. We awarded restricted stock units and market share units for two reasons. First, because we do not provide our named executive officers with the ability to participate in a defined benefit pension plan or similar program, the Compensation Committee has determined to make equity awards that are not solely dependent on the appreciation of our common stock. Second, these types of awards provide certain tax and other advantages to our non-U.S. employees as compared to awards of restricted stock, which we also may award under the 2010 Equity Incentive Plan.

Restricted stock unit awards provide participants with shares of our common stock if the participant continues employment with us or one of our subsidiaries for the vesting period. Restricted stock units that we award to employees vest ratably over a four-year period at 25% per year, and participants accrue dividend equivalent units from the date of award, if any. Market share units are a modified type of restricted stock unit. Market share units are a grant of stock units that are earned based on our stock price performance over a three-year period. The market share units provide that each named executive officer can, at the end of the three- year performance cycle, receive shares of our common stock ranging between 0% and 200% of the number of market share units granted based on the performance of our common stock over the three-year performance period. Stock price performance is calculated using the average of the closing share prices of our common stock during the 90 day periods immediately preceding the date of grant and the third anniversary of the date of grant. Thus, if the stock price goes up, the result is an increase in the shares earned, up to the earnout cap, at an increased stock price. And, conversely, if the stock price declines, the result is a decrease in the shares earned at a decreased stock price. Unlike stock options, which we also may award under the 2010 Equity Incentive Plan, if the market price for our common stock falls below its stock price on the date of grant, the market share unit continues to retain some value, which assists with executive retention and mitigates against unnecessary or excessive risk.

In addition to awards under our 2010 Equity Incentive Plan, certain of our named executive officers have outstanding awards that we granted to them under our 2000 Management Equity Plan, the 2004 Equity Incentive Plan, and the Amended and Restated 2006 Equity Incentive Plan. See “Outstanding Equity Awards as of March 31, 2011,” for more information on these awards.

Fiscal Year 2011 Equity Awards

On May 13, 2010, the Compensation Committee approved equity awards to the named executive officers. The Compensation Committee determined a total value for each executive’s awards based on a level that was approximately equivalent to the 75th percentile relative to the value of our competitors’ long-term incentive grants for the reasons stated above. The Compensation Committee also evaluated the aggregate amount of equity compensation to be granted to all employees by comparing the value of the awards, as a percentage of our capitalization and the number of shares granted as a percent of total shares of common stock outstanding, to that of our peers. In each measure, the Company was between the median and 75th percentile. For each of Messrs. Craig, Kubis, Schmidtlein, and Zuidema, 75% of the value of his award was in the form of market share units, and 25% was in the form of restricted stock units. For Mr. Sechrist, 100% of his equity award was in the form of restricted stock units. The restricted stock units vest ratably over four years, and the market share units vest three years from the date of grant. The fiscal year 2011 equity awards were as follows:

Name	Number of Market Share Units	Number of Restricted Stock Units	Total Value(1)
John D. Craig	58,781	26,295	$2,699,998
Michael J. Schmidtlein	13,062	5,843	$599,976
Raymond R. Kubis	13,062	5,843	$599,976
Todd M. Sechrist	0	8,000	$205,360
Richard W. Zuidema	13,062	5,843	$599,976

(1)	The total value is the sum of the award values of the market share units and the value of the restricted stock units determined as of May 17, 2010, the date of grant. The value of each restricted stock unit was $25.67, the closing price of our common stock on the date of grant. The value of each market share unit on that date was $34.45, as determined using the binomial lattice model, which assumptions and value may be different from the value we use for financial accounting purposes.

Fiscal Year 2012 Equity Awards

On March 31, 2011, the Compensation Committee approved equity awards to the named executive officers, which we granted on May 16, 2011. As in prior years, the Compensation Committee determined a total potential value for each executive’s award based on a level that was approximately equivalent to the 75th percentile relative to the value of our competitors’ long-term incentive grants. In evaluating the aggregate amount of equity compensation to be granted to all employees, the Compensation Committee compared the value of the awards, as a percentage of our capitalization, to that of our peer companies, which was between the median and the 75th percentile. In fiscal year 2012, the Committee awarded only market share units to our named executive officers to more closely align their compensation with our share price performance. The Compensation Committee awarded Mr. Craig an equity award based upon an initial value of $3,000,000 and each of Messrs. Schmidtlein, Kubis, Sechrist, and Zuidema based upon an initial value of $675,000. The number of market share units awarded was determined as follows: 75% of the initial value was awarded based upon the value of a market share unit equal to $48.36 (determined as of May 16, 2011, using the binomial lattice model which assumptions and value may be different from the value we use for financial accounting purposes) and 25% of the initial value was awarded based on a share value of $35.79 (the closing price of our stock on May 16, 2011). The fiscal year 2012 equity awards to each of the named executive officers were as follows:

Name	Number of Market Share Units
John D. Craig	67,482
Michael J. Schmidtlein	15,183
Raymond R. Kubis	15,183
Todd M. Sechrist	15,183
Richard W. Zuidema	15,183

Deferred Compensation Plan

On May 1, 2008, the Compensation Committee adopted the EnerSys Voluntary Deferred Compensation Plan for Executives, which we refer to as the “Deferred Compensation Plan,” under which participants who are among a select group of management and highly compensated employees may elect to defer receipt of all or a portion of any cash bonus payable to such participants with respect to a fiscal year. Under the Deferred Compensation Plan, which is effective April 1, 2009, as amended effective August 5, 2010, each participant must make an irrevocable deferral election before the beginning of the fiscal year to which the cash bonus relates or, in the case of “performance-based compensation,” on or before six months before the end of such fiscal year. Participants can elect to receive distributions of their accounts in the Deferred Compensation Plan, either in a lump sum or in installments, (i) upon their termination of employment, (ii) on a specified date, or (iii) upon a change in control.

A participant may elect to allocate the deferred amounts into an investment account and select among various investment options upon which the rate of return of the deferred amounts will be based. The participants’ investment accounts are adjusted periodically to reflect the deemed gains and losses attributable to the deferred amounts. The specific investment options are the same investment options available to our employees under our 401(k) retirement plan. Each participant is always 100% vested in their investment accounts.

Alternatively, participants may elect to allocate the deferred amounts to a stock unit deferral account. All amounts allocated to the stock unit account are invested in restricted stock units awarded under our stockholder-approved equity compensation plan. If a participant elects to allocate the deferred amounts to the stock unit account, we will make an additional matching contribution in the amount of 20% of the deferred amount. Dividend equivalent units, if any, will be credited to each stock unit account. Each participant is 100% vested with respect to the amounts deferred to the stock unit deferral account. The matching contribution will vest over three years from the last date of the fiscal year to which the amounts relate, except that participants will automatically become 100% vested in their matching contribution upon a change in control. All stock units are payable in shares of our common stock.

The Deferred Compensation Plan is a non-qualified deferred compensation plan. The rights of all participants to any deferred amounts represent our unsecured promise to pay and the deferred amounts remain subject to the claims of our creditors.

Currently, none of our named executive officers participate in the Deferred Compensation Plan.

Employment and Related Agreements

Prior to our initial public offering, we entered into employment agreements with Messrs. Craig, Kubis, and Zuidema. In addition, on May 26, 2011, we entered into a severance agreement with Mr. Schmidtlein. We entered into these agreements in order to ensure continued stability, continuity, and productivity of these executives. We describe these agreements under the heading “Employment Agreements.” We describe the termination and change-in-control provisions of these agreements under the heading “Potential Payments Upon Termination or Change-In-Control.”

Employee Benefits

We generally offer all our eligible non-unionized U.S. employees, including the named executive officers, core employee benefits coverage. The benefits include medical and dental coverage, disability insurance, life insurance, and a discount program for our products. We also make a 401(k) retirement plan available to all eligible non-unionized U.S. employees as a means to save for retirement on a tax-advantaged basis. We provide a matching contribution under the 401(k) plan to all eligible participants.

Each of our employees, including the named executive officers, partially bears the cost of certain employee benefits.

Perquisites

We provide limited perquisites and personal benefits to our named executive officers. We provide these perquisites and personal benefits in order to compete and retain executive talent. You can find information about these perquisites in the footnotes to the Summary Compensation Table.

Other Matters

Currency Conversion for Mr. Kubis

During fiscal years 2009, 2010, and 2011, Mr. Kubis worked and lived in Zurich, Switzerland, and we paid him partly in U.S. dollars and partly in Swiss francs. For purposes of this Proxy Statement, we have converted the amounts of compensation that Mr. Kubis received in Swiss francs to U.S. dollars using the exchange rate as of March 31, 2009, of $1.1386 per Swiss franc, in fiscal year 2009, as of March 31, 2010, of $1.0641 per Swiss franc, in fiscal year 2010, and as of March 31, 2011, of $1.0917 per Swiss franc, in fiscal year 2011. We converted the amounts that were paid or payable to Mr. Kubis in U.S. dollars in fiscal years 2009, 2010, and 2011 from Swiss francs using a fixed exchange rate of $0.8186 per Swiss franc pursuant to the terms of his employment agreement.

Policy on Granting Equity Awards

We have a written policy on granting equity awards. The policy provides the authority for granting awards, the procedure for granting awards. The Compensation Committee has the authority to make all equity awards to employees of the Company. In addition, within certain limitations, the Compensation Committee may delegate authority to our CEO to make awards to employees below the senior vice president level.

The exercise price of stock options is always no less than the closing price of our stock on the grant date. Subject to applicable local law, the grant date for equity awards to all eligible participants, including our named executive officers, is on the first business day after the grant approval date that our stock trading window is open and that is not otherwise within our stock trading blackout policy. These procedures provide assurance that the grant dates are not being manipulated to result in an exercise price that is favorable to us or our employees.

Hedging Prohibition

We do not permit our employees to hedge their economic exposures to our common stock that they own by engaging in transactions involving puts, calls, or other derivative securities, or zero-cost collars or forward sales contracts. We expect each employee to bear the full risks and rewards of stock ownership.

Tax Deductibility of Executive Compensation

We generally seek to maximize deductibility for tax purposes of all elements of compensation. The Compensation Committee reviews compensation arrangements in light of applicable tax provisions, including Code Sections 162(m) and 280G and may revise compensation plans and arrangements from time to time to maximize deductibility. The Compensation Committee may, however, approve compensation or compensation arrangements that do not qualify for maximum deductibility when the Compensation Committee deems it to be in our best interest. In fiscal years 2009, 2010, and 2011, no named executive officer received compensation that was not fully deductible.

Stock Ownership Guidelines

The Compensation Committee has adopted stock ownership guidelines for both executives and non-employee directors effective May 1, 2008. We intend that the guidelines align the interests of our executives and non-employee directors with those of the stockholders and ensure that the executives and directors responsible for overseeing operations have an ongoing financial stake in our success. The stock ownership guidelines provide that we expect our CEO to attain and maintain an investment level in stock equal to six times his annual base salary. We expect the other named executive officers to attain and maintain an investment level equal to three times their annual base salary. We describe the stock ownership guidelines for our non-employee directors under “Director Compensation.” We expect that each individual attain such investment levels by May 1, 2013, or five years from the date a specified ownership level commences, if later. Shares beneficially owned by the individual and restricted stock units awarded for fiscal year 2009, 2010, and 2011, whether vested or unvested, will be included in calculating ownership levels. We will measure the ownership levels on an annual basis. As of May 1, 2011, all of our named executive officers were on target to achieve their respective investment level set forth in the guidelines.

Review of Compensation Policies and Practices in Relation to Risk

During fiscal 2011, the Company and the Compensation Committee, with the assistance of the compensation consultant, conducted a review of our compensation policies and practices, and concluded that they do not motivate imprudent risk taking. The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk taking above the level of risk associated with our business model. For this purpose, the Company and the Compensation Committee considered our growth and return performance, volatility and leverage, and compared them to the performance metrics, leverage, and time horizon of our compensation policies and practices. Based on this assessment, the Company concluded that it has a balanced pay and performance program and does not promote excessive risk taking.

COMPENSATION COMMITTEE REPORT

The Compensation Committee evaluates and establishes compensation for our named executive officers and oversees our equity incentive plans, the MIP, and our benefit and perquisite programs. Management has the primary responsibility for our financial statements and reporting process, including the disclosure of executive compensation. With this in mind, we have reviewed and discussed with management the Compensation Discussion and Analysis found on pages 18 to 26 of this report. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Compensation Committee with regard to executive compensation. We recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, for filing with the Securities and Exchange Commission.

Compensation Committee

John F. Lehman, Chairperson

Seifi Ghasemi

Robert Magnus

Joseph Muscari

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned in fiscal years 2009, 2010, and 2011, by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers. We collectively refer to these individuals as the “named executive officers.” We made no discretionary bonus payments to any of our named executive officers in fiscal years 2009, 2010, or 2011, and we did not maintain any defined benefit pension arrangements, and none of our named executive officers deferred or accrued amounts under the Deferred Compensation Plan for Executives for fiscal years 2009, 2010, or 2011; accordingly we have omitted the “Bonus” and “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” columns from the table.

Name and Principal Position	Year	Salary			Stock Awards(1)		Option Awards(1)		Non-Equity Incentive Plan Compensation(2)		All Other Compensation			Total
John D. Craig Chairman, President, Chief Executive Officer and Director	2011 2010 2009	$ $ $	875,000 850,000 850,000		$ $ $	2,699,998 1,077,122 1,249,987	$ $ $	0 1,497,723 1,450,647	$ $ $	1,750,000 1,700,000 1,700,000	$ $ $	78,145 77,482 89,224	(3)	$ $ $	5,403,143 5,202,327 5,339,858

Michael J. Schmidtlein Senior Vice President- Finance and Chief Financial Officer	2011 2010	$ $	300,000 209,712		$ $	599,976 162,000	$ $	0 0	$ $	360,000 196,198	$ $	25,225 22,275	(4)	$ $	1,285,201 590,185

Raymond R. Kubis(5) President-Europe	2011 2010 2009	$ $ $	598,908 565,496 596,749	(6)	$ $ $	599,976 301,595 349,993	$ $ $	0 842,484 406,178	$ $ $	766,373 721,460 771,971	$ $ $	315,234 353,989 286,420	(7)	$ $ $	2,280,491 2,785,024 2,411,311

Todd M. Sechrist Senior Vice President- Americas	2011		$251,575			$205,360		$0		$281,494		$27,376	(8)		$765,805

Richard W. Zuidema Executive Vice President and Secretary	2011 2010 2009	$ $ $	412,000 400,000 400,000		$ $ $	599,976 301,595 349,993	$ $ $	0 636,484 406,178	$ $ $	494,400 480,000 480,000	$ $ $	35,240 29,989 33,979	(9)	$ $ $	1,541,616 1,848,068 1,670,150

(1)	We calculated these amounts using the provisions of ASC Topic 718 (formerly SFAS No. 123R). Amounts represent the aggregate grant date fair value of the applicable awards. See “Note 16 Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2009 and 2010 and “Note 17 Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011 for the assumptions made in calculating these amounts.
(2)	Represents annual incentive amounts paid to the named individuals under the MIP. We discuss the MIP in further detail in the section entitled “Management Incentive Plan.”
(3)	Consists of our 401(k) plan contributions in the amount of $12,483; life and disability insurance premiums in the amount of $38,237; personal use of company-provided automobile in the amount of $19,893; spousal travel expenses, and club membership dues.
(4)	Consists of our 401(k) plan contributions in the amount of $12,825 and personal use of company-provided automobile in the amount of $12,399.
(5)	The salary, non-equity incentive plan compensation, and other compensation reported for Mr. Kubis for fiscal years 2010 and 2009 have been corrected for an arithmetic error related to exchange rates used in those years.
(6)	585,000 Swiss francs, 439,500 of which is payable in Swiss francs and has been converted to U.S. dollars at $1.0917 per Swiss franc, and 145,500 of which is payable in U.S. dollars at a fixed exchange ratio of $0.8186 per Swiss franc.
(7)	Consists of our 401(k) plan contributions in the amount of $12,250; tax protection and advisory costs in the amount of $82,613; premiums for personal injury insurance; personal use of the company-provided automobile in the amount of $25,260; family travel expenses in the amount of $12,427; housing allowance of $77,030; and cost of living adjustment in the amount of $102,183. All amounts have been converted from Swiss francs to U.S. dollars at $1.0917 per Swiss franc.
(8)	Consists of our 401(k) plan contributions in the amount of $9,714; and personal use of company-provided automobile in the amount of $17,662.
(9)	Consists of our 401(k) plan contributions in the amount of $12,400; personal use of company-provided automobile in the amount of $18,708; and spousal travel expenses.

Employment Agreements

Employment Agreement with Mr. Craig

We entered into an employment agreement with Mr. Craig on November 9, 2000. Mr. Craig’s employment agreement is for a three-year term that is automatically extended on a daily basis to continue for three years from the date of such extension. Mr. Craig’s employment agreement provides that we will nominate and use our best efforts to cause our stockholders to elect him as a director and as Chairman of the Board.

Mr. Craig’s employment agreement also provides that he may not compete with our business or solicit any of our customers or employees for three years following termination of his employment. Under his employment agreement and contingent upon meeting goals that the Compensation Committee will establish, Mr. Craig is entitled to an annual target bonus of up to 100% of his base salary. See “Potential Payments upon Termination or Change in Control” for information about our obligations under Mr. Craig’s employment agreement to provide certain payments to him upon his termination of employment.

Severance Letter Agreement with Mr. Schmidtlein

We entered into a severance letter agreement with Mr. Schmidtlein on May 26, 2011, which was after the end of our 2011 fiscal year, which provides for severance benefits upon his termination of employment in connection with a change in control. The severance letter agreement is for an initial three-year term that is automatically renewed for an additional one-year term thereafter unless either party gives their respective notice of intent not to renew. Mr. Schmidtlein’s severance letter agreement also provides that he may not compete with our business or solicit any of our customers or employees for one year following his termination of employment for any reason. See “Potential Payments upon Termination or Change in Control” for information about our obligations under the severance letter agreement with Mr. Schmidtlein to provide certain payments to him upon his termination of employment in connection with a change in control.

Employment Agreement with Mr. Kubis

Mr. Kubis is employed by our Swiss subsidiary, EH Europe GmbH, pursuant to an employment agreement dated as of July 1, 2007. The employment agreement is not for a specific term and provides that either party can terminate the agreement at any time, subject to the statutory notice requirement applicable to employers in Switzerland, and generally provides that Mr. Kubis may not compete with our business or solicit any of our employees for at least two years following termination of his employment.

Under his employment agreement and contingent upon meeting goals established by the Compensation Committee, Mr. Kubis is entitled to an annual target bonus of up to 60% of his base salary. The employment agreement provides that Mr. Kubis is entitled to:

•	the use of a company car or a car allowance;

•	receive reimbursement for certain expenses that Mr. Kubis incurs as a result of being located outside of the United States;

•	air travel to and from the United States for Mr. Kubis and his spouse;

•	tax preparation and consulting services;

•	premium for personal injury insurance;

•	a housing allowance;

•	certain cost of living adjustments; and

•	income tax indemnification for any taxes paid by Mr. Kubis in excess of 30% of his total compensation.

See “Potential Payments upon Termination or Change in Control” for information about our obligations under Mr. Kubis’s employment agreement to provide certain payments to him upon his termination of employment.

Employment Agreement with Mr. Zuidema

We entered into an employment agreement with Mr. Zuidema on November 9, 2000. The employment agreement is for a two-year term that automatically extends on a daily basis to continue for two years from the date of such extension. The employment agreement provides that Mr. Zuidema may not compete with our business or solicit any of our customers or employees for two years following his termination of employment. Under his employment agreement and contingent upon meeting goals established by the Compensation Committee, Mr. Zuidema is entitled to an annual target bonus of up to 60% of his base salary. See “Potential Payments upon Termination or Change in Control” for information about our obligations under our employment agreement with Mr. Zuidema to provide certain payments to him upon his termination of employment.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR 2011

Name	Grant Date	Committee Action Date(1)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)			All other stock awards: number of shares of stock or units (#)		All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards(3)
			Threshold	Target	Maximum
John D. Craig			$131,025	$875,000	$1,750,000
	5/17/10	5/13/10				26,295	(4)			$674,993
	5/17/10	5/13/10				58,781	(5)			$2,025,005

Michael J. Schmidtlein			$27,000	$180,000	$360,000
	5/17/10	5/13/10				5,843	(4)			$149,990
	5/17/10	5/13/10				13,062	(5)			$449,986

Raymond R. Kubis			$57,478	$383,187	$766,373
	5/17/10	5/13/10				5,843	(4)			$149,990
	5/17/10	5/13/10				13,062	(5)			$449,986

Todd M. Sechrist			$21,110	$140,750	$281,500
	5/17/10	5/13/10				8,000	(4)			$205,360

Richard W. Zuidema			$37,080	$247,200	$494,400
	5/17/10	5/13/10				5,843	(4)			$149,990
	5/17/10	5/13/10				13,062	(5)			$449,986

(1)	We made all equity awards to the named executive officers in fiscal year 2011 in accordance with our policy on granting equity awards, which we describe on page 25.
(2)	The amounts shown in the columns are the threshold, target, and stretch goal (maximum) potential amounts that were payable under the MIP. No amounts were payable if threshold performance was not achieved for at least one performance goal. See “Compensation Discussion and Analysis” for a discussion of the amounts actually earned for fiscal years 2009, 2010, and 2011.
(3)	We calculated these amounts using the provisions of ASC Topic 718 (formerly SFAS No. 123R). Amounts represent the aggregate grant date fair value of the applicable awards. See “Note 17 Stock-Based Compensation” to our consolidated financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended March 31, 2011, for the assumptions made in calculating these amounts.
(4)	Reflects restricted stock unit award that we describe in the section entitled “Fiscal Year 2011 Equity Awards.”
(5)	Reflects market share unit award that we describe in the section entitled “Fiscal Year 2011 Equity Awards.”

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2011

The following table sets forth the outstanding equity awards held by our named executive officers at the end of the 2011 fiscal year.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options	Option Exercise Price ($ per share)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Vested	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
John D. Craig	20,862	20,862	(2)		$18.25	5/29/2017	10,331	(2)	$410,657	58,781	(7)		$3,254,650	(8)
	83,084	41,542	(3)		$30.19	5/21/2018	20,702	(3)	$822,905
	59,783	119,585	(4)		$16.20	5/18/2019	49,867	(5)	$1,982,213
							26,295	(6)	$1,045,226

Michael J. Schmidtlein	5,768	1,923	(2)		$18.25	5/29/2017	953	(2)	$37,882	13,062	(7)		$723,231	(8)
							3,313	(3)	$131,692
							7,500	(5)	$298,125
							5,843		$232,259

Raymond R. Kubis	43,957				$21.91	3/22/2012	2,206	(2)	$87,689	13,062	(7)		$723,231	(8)
	13,363	4,455	(2)		$18.25	5/29/2017	5,797	(3)	$230,431
	23,261	11,634	(3)		$30.19	5/21/2018	13,963	(5)	$555,029
	16,739	33,485	(4)		$16.20	5/18/2019	5,843	(6)	$232,259

Todd M. Sechrist	0	1,539	(2)		$18.25	5/29/2017	762	(2)	$30,290
							3,313	(3)	$131,692
							7,500	(5)	$298,125
							8,000	(6)	$318,000

Richard W. Zuidema	13,363	4,455	(2)		$18.25	5/29/2017	2,206	(2)	$87,689	13,062	(7)		$723,231	(8)
	23,263	11,632	(3)		$30.19	5/21/2018	5,797	(3)	$230,431
	16,739	33,485	(4)		$16.20	5/18/2019	13,963	(5)	$555,029
							5,843	(6)	$232,259

(1)	Based on the closing stock price of our common stock of $39.75 on March 31, 2011, the last trading day of the fiscal year.
(2)	One-quarter vested on each of May 29, 2008, May 29, 2009, and May 29, 2010. One-quarter vests on May 29, 2011.
(3)	One-third vested on each of May 21, 2009 and May 21, 2010. One-third vests on May 21, 2011.
(4)	One-third vested on May 18, 2010. One-third vests on each of May 18, 2011, and May 18, 2012.
(5)	One-quarter vested on May 18, 2010. One-quarter vests on each of May 18, 2011, May 18, 2012, and May 18, 2013.
(6)	One-quarter vests on each of May 17, 2011, May 17, 2012, May 17, 2013, and May 17, 2014.
(7)	One-hundred percent vests on May 17, 2013.
(8)	Reflects market share units granted on May 17, 2010, valued based on stock price performance calculated using the average of the closing share prices of our common stock during the ninety day periods immediately preceding the date of grant and March 31, 2011, and the resulting shares valued based upon the closing price of our common stock of $39.75 on March 31, 2011. The market share units vest at the end of the three-year period following the date of grant. Accordingly, because the number of shares earned and paid upon vesting is based upon the stock price at vesting, the value of such market share units may increase or decrease from the amounts shown above. For more information regarding market share units, see “Executive Compensation—Determination of Compensation – Components of Executive Compensation—Long-Term Equity Incentive Compensation.”

OPTIONS EXERCISED AND STOCK VESTED DURING FISCAL YEAR 2011

The following table sets forth the number of shares acquired upon exercising options and the vesting of stock awards by our named executive officers during fiscal year 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
John D. Craig	635,233	$8,864,472	37,304	$904,349

Michael J. Schmidtlein	5,465	$99,354	6,108	$149,046

Raymond R. Kubis	84,158	$946,674	9,758	$237,757

Todd M. Sechrist	1,538	$6,404	4,918	$120,551

Richard W. Zuidema	218,115	$3,086,642	9,758	$237,757

(1)	Values stated are taxable income of each exercise, calculated by subtracting the exercise cost from the fair market value at exercise.
(2)	Values are calculated based on the closing price of the Company’s common stock, on the last trading day prior to the date the shares vested. For shares that vested on May 18, 2010, the closing price was $25.67. For shares that vested on May 21, 2010, the closing price was $23.69. For shares that vested on May 29, 2010, the closing price was $22.50. For shares that vested on July 31, 2010, the closing price was $24.22.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

As described above, each of Messrs. Craig, Kubis, Schmidtlein, and Zuidema have entered into employment or severance agreements with us. We have not entered into an employment or severance agreement with Mr. Sechrist. Under the conditions described below, each of these agreements provides for certain payments upon a termination of employment or change of control. We describe these payments below.

Messrs. Craig, Kubis and Zuidema

We may terminate the employment of each of Messrs. Craig, Kubis, or Zuidema for cause if any has been involved in the following: (i) the commission of a felony or crime involving moral turpitude; (ii) a knowing and intentional fraud; (iii) an act or omission that is materially injurious to us; or (iv) the willful and continued failure or refusal to substantially perform the executive’s duties as our employee. In addition, Messrs. Craig, Kubis, and Zuidema may resign from employment at any time for any or no reason. If we were to terminate the employment of any of these executives for cause, or if any of these executives were to resign without good reason (as defined below), the executive would only be entitled to payment of his current base salary through the date of termination.

If we were to terminate the employment of Messrs. Craig, Kubis, or Zuidema without cause, or if any of them were to resign for good reason (as defined below), we would be obligated to pay the following:

•	continuation of current base salary for three years for Mr. Craig and two years for Messrs. Kubis and Zuidema. Such payment periods are referred to as the “severance period”;

•

for the fiscal year in which the termination occurs and for each whole fiscal year following the termination year included in the severance period, an amount equal to the average of the bonuses paid to the executive for the two fiscal years preceding the termination year or for any partial fiscal year immediately preceding the end of the severance period, a pro rata portion of such amount; and

•

participation in all employee welfare benefit plans or programs during the severance period, provided however, that such participation will cease when the executive becomes eligible to participate in comparable programs of a subsequent employer.

In addition, upon Mr. Craig’s termination of employment, for any reason other than a termination for cause, termination without good reason, or termination due to death, we will assign to Mr. Craig all right, title, and interest in and under certain individual disability and split dollar life insurance policies that we maintain on his behalf.

Mr. Kubis is also entitled to receive one-half of the cost of tax preparation services for the year of termination in the event his employment is terminated for any reason other than a voluntary resignation. In addition, if Mr. Kubis is involuntarily terminated without cause or resigns for good reason, we will reimburse him for reasonable costs of relocating him and his family to the U.S.

Notwithstanding the foregoing, either party may give the other party notice not to extend the employment term beyond: (a) three years from the date of such notice, in the case of Mr. Craig, or (b) two years from the date of such notice, in the case of Mr. Zuidema. Additionally, if less than three years remain until Mr. Craig reaches age 65 or if less than two years remain until Messrs. Kubis or Zuidema reach age 65, the severance period will be the period from the date of termination until the date the executive reaches age 65.

“Good reason” means, with respect to Messrs. Craig and Zuidema, any of the following:

•	a decrease in base salary;

•	a material diminution of authority, responsibilities, or position of the executive;

•	a relocation to any office location that is more than 50 miles from Reading, Pennsylvania; or

•	our giving notice that we intend to discontinue the automatic extension of the employment agreement.

“Good reason” means, with respect to Mr. Kubis, any of the following:

•	any reason entitling Mr. Kubis to terminate the agreement under applicable Swiss law;

•	a decrease in base salary;

•	a material diminution of Mr. Kubis’ authority, responsibilities, or positions; or

•

relocation from Zurich, Switzerland, except that, upon 90 days prior to notice and our undertaking to pay reasonable relocation expenses, we can relocate Mr. Kubis to another location in Western Europe.

The employment agreement for each of Messrs. Craig, Kubis, and Zuidema provides that if any amounts payable, whether pursuant to their respective employment agreements or otherwise, are subject to excise tax under Code Section 4999, we will provide the executive with a tax gross-up payment such that, after payment of any excise tax on the underlying payment and all taxes on the gross-up payment, the executive would retain an amount before payment of income and employment taxes equal to the underlying payment. Except for acceleration of the vesting of unvested equity awards, no special benefit is payable to Messrs Craig, Kubis, and Zuidema solely in the event of a change in control.

In the event we terminate the employment of Mr. Craig or Mr. Zuidema due to death or disability, each is entitled to receive one year of base salary in the event of death and six months of base salary, in the event of disability as well as, in both events, a pro-rata portion of the annual bonus that they would have been entitled to for the year of termination.

If Mr. Kubis is unable to perform his duties due to illness, accident, or any other cause through no fault of his own, we will continue to pay his base salary for up to six months, provided however, that such amount will be reduced by any payments by third parties, including under any accident or health or medical insurance policies. In the event we terminate Mr. Kubis’s employment due to death or disability, he is entitled to receive one year of base salary in the event of death and six moths of base salary, in the event of disability, as well as, in both events, a pro-rata portion of the annual bonus that he would have been entitled to for the year of termination.

Under their agreements, Messrs. Craig, Kubis, and Zuidema are entitled to full acceleration of vesting of outstanding equity awards in the event of:

•	involuntary termination of employment without cause;

•	voluntary termination of employment for good reason;

•	our change in control;

•	termination for disability; or

•	death.

Mr. Schmidtlein

If we were to terminate Mr. Schmidtlein’s employment without cause, as defined below, or if he were to resign for good reason, as defined below, during the six month period prior to a change in control (and the termination was in connection with the change in control) or during the 24 month period after a change in control, we would be obligated to pay the following:

•	a lump sum cash payment equal to Mr. Schmidtlein’s base salary then in effect;

•

for a period of one year, participation in our medical, dental, and vision programs but such participation will end when Mr. Schmidtlein becomes eligible to participate in comparable programs of a subsequent employer;

•	full acceleration of vesting of outstanding equity awards; and

•	a pro-rata payment from our annual incentive plan for the fiscal year in which the termination occurs.

“Cause” means, with respect to Mr. Schmidtlein, any of the following:

•	breach of fiduciary duty or duty of loyalty to us;

•	willful act of material dishonesty with respect to any material matter involving us;

•	theft or material misuse of our property;

•	failure to conform in any material respect to our code of conduct;

•	excessive absenteeism;

•	conviction of, or plea of guilty or nolo contendere to, a felony or any criminal charge involving moral turpitude or illegal substance abuse;

•	continuing neglect of management duties and responsibilities that has a material adverse effect on us;

•	willful failure to timely report information having a material adverse effect on our business operations to the board or his direct supervisor; or

•	failure to meet our reasonable and achievable documented performance expectations (other than any such failure resulting from incapacity due to physical or mental illness).

“Good reason” means, with respect to Mr. Schmidtlein, any of the following:

•	a 10% or more decrease in his base salary, other than a company-wide reduction in senior management pay;

•	a material diminution of his position, duties, or responsibilities of the executive;

•	a relocation to any office location that is more than 50 miles from Reading, Pennsylvania; or

•	a material breach of our obligations under the agreement.

Mr. Schmidtlein’s severance letter agreement provides that if any amounts payable, when taken together with payments and benefits provided to him under any other plans, contracts, or arrangements with us, will be subject to any excise tax imposed under Code Section 4999, then such amounts will be reduced to the extent necessary so that no portion thereof will be subject to the excise tax, but if he would receive in the aggregate greater value (as determined under Code Section 280G) on an after-tax basis if the amounts were not subject to such reduction, then no such reduction will be made.

Potential Payments Table

The table below reflects the incremental amount of compensation payable to our named executive officers under various termination and change in control scenarios. The table does not reflect compensation payable to Mr. Schmidtlein under the terms of his severance letter agreement, which was not effective in fiscal year 2011. The amounts shown below assume that such hypothetical termination or change in control is effective as of March 31, 2011. These amounts do not include benefits earned or vested as of March 31, 2011, or benefits provided under insurance or regular programs available to salaried employees generally. The actual amounts that are payable upon a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon a termination or change in control, any actual amounts paid or distributed may be higher or lower than the amounts set forth below. Factors that could affect these amounts include, among other things, the time of year the event occurs, our financial performance, and the age of the named executive officer at the time of the event.

		Change in Control	Termination for Disability	Death	Involuntary Termination Not For Cause OR Voluntary Termination For Good Reason(1)
					Absent Change in Control	Following a Change in Control
John D. Craig	Severance	$0	$1,749,171	$2,184,427	$9,333,286	$9,333,286
	Welfare benefits continuation(2)	$0	$0	$0	$26,197	$26,197
	Value of insurance policies(3)	$0	$402,193	$0	$402,193	$402,193
	Value of accelerated stock options(5)	$3,661,901	$3,661,901	$3,661,901	$3,661,901	$3,661,901
	Value of accelerated restricted stock(5)	$4,261,001	$4,261,001	$4,261,001	$4,261,001	$4,261,001
	Value of accelerated market share units(5)	$3,254,650	$3,254,650	$3,254,650	$3,254,650	$3,254,650
	Potential excise tax gross-up	$0	N/A	N/A	N/A	$0

	Total	$11,177,552	$13,328,916	$13,361,979	$20,939,228	$20,939,228

Michael J. Schmidtlein	Value of accelerated stock options(5)	$41,344	$41,344	$41,344	$41,344	$41,344
	Value of accelerated restricted stock(5)	$699,957	$699,957	$699,957	$699,957	$699,957
	Value of accelerated market share units(5)	$723,231	$723,231	$723,231	$723,231	$723,231

	Total	$1,464,532	$1,464,532	$1,464,532	$1,464,532	$1,464,532

Raymond R. Kubis	Severance	$0	$894,102	$574,780	$3,026,847	$3,026,847
	Welfare benefits continuation(2)	$0	$0	$0	$23,750	$23,750
	Tax preparation	$0	$8,187	$8,187	$8,187	$8,187
	Relocation expenses(4)	$0	$0	$0	$75,000	$75,000
	Value of accelerated stock options(5)	$995,564	$995,564	$995,564	$995,564	$995,564
	Value of accelerated restricted stock(5)	$1,105,407	$1,105,407	$1,105,407	$1,105,407	$1,105,407
	Value of accelerated market share units(5)	$723,231	$723,231	$723,231	$723,231	$723,231
	Potential excise tax gross-up	$0	N/A	N/A	N/A	$0

	Total	$2,824,202	$3,969,660	$3,407,169	$5,957,986	$5,957,986

Todd M. Sechrist	Value of accelerated stock options(5)	$33,088	$33,088	$33,088	$33,088	$33,088
	Value of accelerated restricted stock(5)	$79,500	$79,500	$79,500	$79,500	$79,500

	Total	$112,588	$112,588	$112,588	$112,588	$112,588

Richard W. Zuidema	Severance	$0	$576,410	$781,353	$2,249,167	$2,249,167
	Welfare benefits continuation(2)	$0	$0	$0	$17,440	$17,440
	Value of accelerated stock options(5)	$995,545	$995,545	$995,545	$995,545	$995,545
	Value of accelerated restricted stock(5)	$1,105,407	$1,105,407	$1,105,407	$1,105,407	$1,105,407
	Value of accelerated market share units(5)	$723,231	$723,231	$723,231	$723,231	$723,231
	Potential excise tax gross-up	$0	N/A	N/A	N/A	$0

	Total	$2,824,183	$3,400,593	$3,605,536	$5,090,790	$5,090,790

(1)	For severance payment calculation, and time and form of such payment, see “Employment Agreements.”
(2)	Present value of welfare benefits continuation. Assumes no increase in the cost of welfare benefits. Assumes no tax on welfare benefits.
(3)	Cash surrender value as of March 31, 2011.
(4)	If Mr. Kubis is involuntarily terminated without cause or resigns for good reason, we will reimburse him for reasonable costs of relocating him and his family to the U.S.
(5)	Value based on the closing price of our common stock on March 31, 2011 of $39.75.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

Our Board has adopted a written policy regarding related person transactions. As a general matter, it is our preference to avoid or minimize related person transactions. Under this policy, a director or executive officer must promptly report to the Corporate Secretary or General Counsel any potential transaction in which a Related Person, as defined by Item 404(a) of Regulation S-K, has or will have a direct or indirect material interest. Pursuant to this policy, EnerSys is not permitted to consummate or continue the Related Person transaction without the approval or ratification of the Audit Committee or, in certain situations, by the Chairman of the Audit Committee. Any director interested in a Related Person transaction must recuse himself from any such vote.

Indemnification

Delaware law, our certificate of incorporation and our bylaws contain limitation of liability provisions and provisions for indemnification of our directors and officers.

In addition, we have entered into an indemnification agreement with each of our directors and officers. Pursuant to this agreement, we will indemnify, to the fullest extent permitted by the Delaware General Corporation Law, each director or officer who is, or is threatened to be made, a party to any proceeding by virtue of the fact that such person is or was one of our directors or officers. Indemnification will be provided for all costs, judgments, penalties, fines, liabilities and amounts paid in settlement of any such proceeding and for expenses actually and reasonably incurred in connection with any such proceeding.

Directors and officers of EnerSys are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by EnerSys. The premium for the fiscal year ended March 31, 2011, specifically for directors and officers, as individuals, was $0.1 million.

Indemnity and Expense Agreement

We have agreed with each of the funds managed by Metalmark that are parties to the Securityholder Agreement (collectively, the “Morgan Stanley Funds”), in a stock subscription agreement dated March 22, 2002, that, to the fullest extent permitted by law, none of such stockholders, or any of their respective partners or other affiliates, or their respective members, stockholders, directors, managers, officers, employees, agents or other affiliates, or any person or entity who serves at the request of any such stockholder on behalf of any person or entity as an officer, director, manager, partner or employee of any person or entity (referred to as indemnified parties), shall be liable to us for any act or omission taken or suffered by such indemnified party in connection with the conduct of our affairs or otherwise in connection with such stockholder’s ownership of shares of our common stock, unless such act or omission resulted from fraud, willful misconduct or gross negligence by such indemnified party or any mistake, negligence, dishonesty or bad faith of any agent of such indemnified party.

We have also agreed with each Morgan Stanley Fund that, to the fullest extent permitted by law, we will indemnify each of such indemnified parties for any and all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated, that are incurred by such indemnified party and arise out of or in connection with our affairs, or any indemnified party’s ownership of shares of our common stock, including acting as a director, manager or officer or its equivalent; provided that an indemnified party shall be entitled to indemnification only to the extent that such indemnified party’s conduct did not constitute fraud, willful misconduct or gross negligence.

We have also agreed to pay, or reimburse, each Morgan Stanley Fund for all such stockholder’s reasonable out-of-pocket fees and expenses incurred in connection with and related to such stockholder’s ownership of shares of our common stock.

Securityholder Agreement

We entered into a securityholder agreement with certain Morgan Stanley Funds and our other equity holders dated as of November 9, 2000, providing for certain governance matters, restrictions on transfers of our equity interests by certain equity holders and certain registration rights. Prior to our initial public offering in 2004, we entered into an amended and restated securityholder agreement, which we refer to herein as the “Securityholder Agreement,” with Metalmark and the Institutional Stockholders as well as with certain members of our senior management. The Securityholder Agreement terminates by its terms on November 20, 2011.

The Compensation Committee, in consultation with our Chief Executive Officer, from time to time, designates members of our senior management to be subject to the Securityholder Agreement whether or not such person is then employed by us. Currently, Messrs. John D. Craig, Raymond R. Kubis, and Richard W. Zuidema, collectively, the “Management Securityholders”, are subject to the Securityholder Agreement.

All significant decisions involving our company or our subsidiaries require the approval of our Board of Directors, acting by a simple majority vote. The Securityholder Agreement provides that our Board of Directors will consist of seven members, which may be increased to not more than nine members at the discretion of our Board of Directors and our chief executive officer will be a nominee for election to our Board of Directors.

Employment of Related Parties

During fiscal year 2011, there were no transactions subject to our Related Person Transactions Policy.

Registration and Secondary Offerings

During fiscal year 2011, we paid approximately $615,000 in professional and other fees in connection with a secondary offering, relating to the sale of 2,845,869 million shares of our common stock by the Institutional Stockholders. Pursuant to the Securityholders Agreement, we are contractually obligated to pay such fees within the limits set forth therein. In addition, we have agreed to indemnify the parties ot the Securityholder Agreement who exercised their registration rights against certain liabilities, including under the Securities Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and any persons owning more than ten percent of EnerSys common stock, to file reports of ownership and changes in ownership with the SEC and NYSE. Persons filing such reports are required by SEC regulation to furnish EnerSys with copies of all such reports filed with the SEC. Based solely on our review of any copies of such reports received by it, and on written representations from our existing directors and executive officers that no additional annual statements of beneficial ownership were required to be filed by such persons, we believe that all such statements were timely filed in fiscal year 2011 with the exception of a Form 4 for Mr. Schmidtlein, reporting the sale of Convertible Notes. The delay was due to administrative oversight.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, each holder of more than 5% percent of our common stock and all directors and executive officers as a group as of June 8, 2011, the Record Date.

Name	Number of Shares(1)	Percent(1)
Hwan-yoon F. Chung(2)	10,377	*
John D. Craig(3)	490,174	*
Seifi Ghasemi(4)	10,488	*
Howard I. Hoffen(5)	15,377	*
Arthur T. Katsaros(6)	13,437	*
Raymond R. Kubis(7)	145,523	*
John F. Lehman(8)	11,413	*
Gen. Robert Magnus, USMC (Retired)(9)	5,028	*
Dennis S. Marlo(10)	35,377	*
Joseph C. Muscari(11)	5,028	*
Michael J. Schmidtlein(12)	24,171	*
Todd M. Sechrist(13)	0	*
Richard W. Zuidema(14)	143,154	*
All current directors and executive officers as a group (13 persons)(15)	901,856	1.8%

*	Does not exceed 1% of the class based on 49,947,698 shares of common stock outstanding as of June 8, 2011.
(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including, with respect to each director and named executive officer, options exercisable by such owner or restricted stock units that vest within 60 days of the record date of June 8, 2011.
(2)	Mr. Chung is a Principal of Metalmark and exercises shared voting or investment power over 10,377 shares. The number and percentage of shares exclude 2,656 unvested restricted stock units, beneficially owned by Metalmark. Mr. Chung disclaims beneficial ownership of such shares as a result of his employment arrangement with Metalmark, except to the extent that their pecuniary interest therein is ultimately realized.
(3)	Mr. Craig holds shared voting or investment power over 204,258 shares. The number and percentage of shares beneficially owned by Mr. Craig include 285,916 vested stock options, but exclude 63,318 unvested restricted stock units, 126,263 unvested market share units, and 59,802 unvested stock options.
(4)	Mr. Ghasemi holds sole voting and investment power of 10,000 shares. The number and percentage of shares beneficially owned by Mr. Ghasemi include 488 vested restricted stock units owned by Mr. Ghasemi deferred under the EnerSys Deferred Compensation Plan for Non-Employee Directors, for which Mr. Ghasemi does not have voting or investment power, but exclude 70 unvested restricted stock units owned by Mr. Ghasemi deferred under the EnerSys Deferred Compensation Plan for Non-Employee Directors and 2,656 unvested restricted stock units.
(5)	Mr. Hoffen is a Managing Director of Metalmark and exercises shared voting or investment power over 10,377 shares. The number and percentage of shares include 5,000 shares subject to vested stock options, but exclude 2,656 unvested restricted stock units, beneficially owned by Metalmark. Mr. Hoffen disclaims beneficial ownership of such shares as a result of his employment arrangement with Metalmark, except to the extent that their pecuniary interest therein is ultimately realized.
(6)	Mr. Katsaros holds sole voting and investment power over 2,871 shares. The number and percentage of shares beneficially owned by Mr. Katsaros include 2,500 vested stock options and 8,066 vested restricted stock units owned by Mr. Katsaros deferred under the EnerSys Deferred Compensation Plan for Non-Employee Directors, for which Mr. Katsaros does not have voting or investment power, but exclude 81 unvested restricted stock units owned by Mr. Katsaros deferred under the EnerSys Deferred Compensation Plan for Non-Employee Directors and 2,656 unvested restricted stock units.
(7)	Mr. Kubis holds shared voting or investment power over 65,050 shares. The number and percentage of shares beneficially owned by Mr. Kubis include 80,473 vested stock options but exclude 16,591 unvested restricted stock units and 28,245 unvested market share units, and 16,745 unvested stock options.

(8)	Mr. Lehman holds sole voting and investment power over 2,871 shares. The number and percentage of shares beneficially owned by Mr. Lehman include 5,000 vested stock options and 3,542 vested restricted stock units owned by Mr. Lehman deferred under the EnerSys Deferred Compensation Plan for Non-Employee Directors, for which Mr. Lehman does not have voting or investment power, but exclude 163 unvested restricted stock units, 7,361 vested restricted stock units owned by Mr. Lehman deferred under the EnerSys Deferred Compensation Plan for Non-Employee Directors, and 2,656 unvested restricted stock units.
(9)	Gen. Magnus holds sole voting and investment power over 0 shares. The number and percentage of shares beneficially owned by Gen. Magnus include 5,028 vested restricted stock units owned by Gen. Magnus deferred under the EnerSys Deferred Compensation Plan for Non-Employee Directors, for which Gen. Magnus does not have voting or investment power, but exclude 2,656 unvested restricted stock units.
(10)	Mr. Marlo holds sole voting and investment power over 22,871 shares. The number and percentage of shares beneficially owned by Mr. Marlo include 5,000 vested stock options and 7,506 vested restricted stock units owned by Mr. Marlo deferred under the EnerSys Deferred Compensation Plan for Non-Employee Directors, for which Mr. Marlo does not have voting or investment power, but exclude 2,656 unvested restricted stock units.
(11)	Mr. Muscari holds sole voting and investment power over 2,727 shares. The number and percentage of shares beneficially owned by Mr. Muscari include 2,301 vested restricted stock units owned by Mr. Muscari deferred under the EnerSys Deferred Compensation Plan for Non-Employee Directors, for which Mr. Muscari does not have voting or investment power, but exclude 2,656 unvested restricted stock units.
(12)	Mr. Schmidtlein holds shared voting or investment power over 16,480 shares. The number and percentage of shares beneficially owned by Mr. Schmidtlein include 7,691 vested stock options but exclude 11,040 unvested restricted stock units and 28,245 unvested market share units.
(13)	Mr. Sechrist holds shared voting or investment power over 0 shares. The number and percentage of shares beneficially owned by Mr. Sechrist exclude 12,657 unvested restricted stock units and 15,183 unvested market share units.
(14)	Mr. Zuidema holds shared voting or investment power over 56,962 shares. The number and percentage of shares beneficially owned by Mr. Zuidema include 86,192 vested stock options but exclude 16,591 unvested restricted stock units, 28,245 unvested market share units, and 16,745 unvested stock options.
(15)	Such persons hold shared or sole voting or investment power over 404,844 shares. The number and percentage of shares beneficially owned by such persons include 470,081 vested stock options and 26,931 vested restricted stock units, but exclude 130,719 unvested restricted stock units, 197,936 unvested market share units, 93,292 unvested stock options, and 7,361 vested restricted stock units.

PROPOSAL NO. 3

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are seeking stockholder input on our executive compensation as disclosed in this proxy statement. The Board and the Compensation Committee actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We remain focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing the tools necessary to attract and retain the best talent.

As described in the Compensation Discussion and Analysis beginning on page 18 of this proxy statement, our executive compensation program is designed to create incentives both for strong operational performance in the current year and for the long-term benefit of the company, thereby closely aligning the interests of management with the interests of our stockholders. In evaluating our executive compensation program, key considerations include:

•

Our compensation program is based on setting aggressive operating plan goals that are achievable in light of current market conditions and create of stockholder value. We achieved better than target earnings per share and primary working capital percentage goals during fiscal year 2011, permitting our named executive officers to achieve the maximum payout under the 2011 Management Incentive Plan.

•

At the executive level, the majority of compensation is equity-based, vests over time and is tied directly to long-term stockholder value. Stock ownership requirements for our executive officers ensure that our management team is incentivized to act in the best interests of our stockholders.

•

We increased the percentage of long-term equity incentive compensation to the named executive officers that is paid in the form of performance-vesting market share units and decreased the amount paid in the form of time-vested restricted stock units.

•	We maintain an appropriate balance between base salary and short- and long-term incentive opportunities offered to the named executive officers.

•	The Compensation Committee engaged an independent compensation consultant that does not provide services to management and that had no relationship with management before the engagement.

•

We believe our executive compensation program results in reasonable and rational compensation decisions, allowing us to set aggressive goals while not encouraging excessive risk-taking that could be detrimental to our stockholders.

For these reasons, the Board recommends stockholders vote in favor of the following resolution:

“Resolved, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Approval of Proposal No. 3 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As described in Proposal No. 3 above, the Company’s stockholders are being provided the opportunity to cast an advisory vote on the Company’s executive compensation program. The advisory vote on executive compensation described in Proposal No. 3 above is referred to as a “say-on-pay vote.”

This Proposal No. 4 affords stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual stockholder meetings (or special stockholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, stockholders may vote to have the say-on-pay vote every year, every two years or every three years.

The Board believes that the optimal frequency for holding say-on-pay votes should be every three years. The Board believes that this time frame would allow for the Compensation Committee to respond fully to stockholder votes from prior years. Holding the say-on-pay vote every year could result in a short-term focus rather than a long-term approach to the compensation program. As we explain in the Compensation Discussion and Analysis, we believe that closely aligning the interests of management with long-term stockholder value is a key feature of our executive compensation program.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE ON PROPOSAL NO. 4 TO HOLD FUTURE VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY THREE YEARS.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL

The California State Teachers’ Retirement System (“CalSTRS”), 100 Waterfront Place, West Sacramento, California 95606-2807, beneficial owner of 221,926 shares of EnerSys’ common stock, has submitted the following proposal. This proposal has been co-sponsored by UAW Retiree Medical Benefits Trust, 301 N. Main Street, Suite 100, Ann Arbor, Michigan 48104-1296. The Board of Directors unanimously recommends a vote “AGAINST” this proposal.

BE IT RESOLVED:

That the shareholders of EnerSys hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

SUPPORTING STATEMENT:

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 68% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.

Statement of the Board of Directors in Opposition to the Stockholder Proposal

The Board of Directors unanimously recommends a vote “AGAINST” Proposal No. 5.

The Board of Directors is committed to sound corporate governance policies and practices. After a careful review of Proposal No. 5 (the “Majority Vote Proposal”), the Board of Directors believes that this proposal is not in the best interests of EnerSys and our stockholders, both for reasons of law and governance policy.

Plurality voting delivers simple, efficient and transparent results. EnerSys currently uses a plurality voting standard in director elections whereby the director nominees receiving the most votes, up to the full number of open Board positions, will be elected. Plurality voting has historically been accepted as an appropriate voting standard in director elections. Rules governing plurality voting are well established and well understood. While it is important to ensure that each director serving on the Board of Directors has received a mandate from the stockholders, since our initial public offering, no director elected by our stockholders has received less than a majority of the votes cast in any election—majority voting would not have changed the outcome. In fact, no director has been elected without receiving at least 76% of the votes cast. Of the 18 directors elected since 2005, the first director election following our initial public offering, only 4 times have they been elected with votes less than 92.9%, which last occurred in 2007.

The ramifications are not completely understood. The legal community, shareholder advocates, governance experts, public companies and other groups continue to evaluate the consequences of majority voting. Plurality voting has long been the accepted standard, and the rules governing plurality voting are well established and widely understood. A majority voting standard involves potential issues for which there is little precedent. Any change in voting standards should not be undertaken without a complete understanding of the full ramifications of its adoption.

Under the Majority Vote Proposal, if a director who failed to obtain the requisite majority for reelection tenders his or her resignation in accordance with a Board adopted bylaw amendment or resignation policy and the resignation is not accepted by the Board of Directors, the Delaware Supreme Court has held that any stockholder may exercise his or her statutory right to inspect the corporate books and records assuming the stockholder can demonstrate a “proper purpose” for the inspection through some credible evidence. With few exceptions, the Delaware courts have defined “proper purpose” broadly and flexibly, and have encouraged books and records demands prior to the filing of a lawsuit challenging the conduct of directors. The required purpose is “director suitability”, which can be interpreted very broadly and was only created as a basis for stockholder inspection in 2007. While some qualifications were adopted, Delaware courts are likely to scrutinize attempts to shield Board action from stockholder inspection.

We believe that this recent Delaware Supreme Court decision will open the door to more frequent challenges in the case of a “majority voting” standard approved by stockholders and the acceptance of the resignation and appointment of a replacement director.

In recent years, some activist stockholders have taken advantage of statutory inspection rights under Delaware law prior to filing a lawsuit challenging the conduct of directors. A majority voting standard that fosters a contentious environment between directors and stockholders may also discourage otherwise qualified candidates from agreeing to join our Board of Directors. To the extent majority voting increases the frequency of “withhold” or “against” campaigns, a majority voting standard may result in the resignation of directors who have substantial prior experience with or knowledge about EnerSys—which are key to our ability to deliver stockholder value.

Additionally, we have been proactive in monitoring, and we will continue to monitor, the ongoing debate and developments on this topic. Last summer, Congress decided not to mandate majority voting as part of the

Dodd-Frank Wall Street Reform and Consumer Protection Act. We do not believe that our interests, or our stockholders’ interests, would be best served by adopting majority voting at this time and abandoning a director election process that has served EnerSys well to date.

Majority Voting Standard plus no broker discretionary authority creates an uneven playing field. We believe the current system results in lower retail stockholder representation in director election and shifts disproportionate weight to the views of proxy advisory services and institutional investors who could, on the new uneven playing field, run up the votes withheld or against incumbent directors and create havoc for the corporations with majority voting.

Current governance system does not disenfranchise stockholders. Any stockholder dissatisfied with a director has always had the ability to nominate an alternative Board candidate for stockholder consideration. Additionally, any dissatisfied stockholder has the ability to communicate concerns directly to one or more directors. Under the current plurality voting standard, a “withheld” vote allows stockholders to express their views in a way that does not affect our fundamental governance structure. The Majority Vote Proposal does not address the utility of doing so without threatening the corporate structure of EnerSys. We also note that stockholders have always had the ability to remove directors with cause.

EnerSys has a strong corporate governance process designed to identify and propose director nominees who will best serve the interests of EnerSys and our stockholders. The Board maintains a Nominating and Corporate Governance Committee that is composed entirely of independent directors, and all of the members of the Board of Directors, other than our CEO, are independent. The Nominating and Corporate Governance Committee already applies a rigorous set of criteria in identifying director nominees and has established procedures to consider and evaluate persons recommended by stockholders. As a result of these practices, stockholders have consistently elected highly qualified directors from diverse business backgrounds.

We believe our stockholders are satisfied with the composition of our Board.

If adopted, we may have increased costs in connection with our annual meetings. We may have to take additional actions, such as conducting telephone solicitation campaigns, second mailings or other vote-getting strategies, to obtain the required vote to elect directors, all of which would result in increased spending for routine elections. Such expenditures would be a poor use of EnerSys and stockholder resources.

For the reasons set forth above, the Board of Directors unanimously recommends a vote AGAINST adoption of Proposal No. 5.

Required Vote

The adoption of the Majority Vote Proposal requires the affirmative vote of the holders of a majority of shares of common stock present or represented and entitled to vote at our Annual Meeting.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL NO. 5.

OTHER INFORMATION

Stockholder Proposals or Nominations

Any stockholder who desires to submit a proposal for inclusion in the proxy materials relating to our 2012 Annual Meeting of Stockholders in accordance with the rules of the SEC must submit such proposal in writing, addressed to EnerSys at 2366 Bernville Road, Reading, Pennsylvania 19605, Attn: Richard W. Zuidema, Secretary, no later than February 20, 2012.

In accordance with our bylaws, a stockholder who desires to propose a matter for consideration at an annual meeting of stockholders, even if the proposal is not submitted by the deadline for inclusion in our proxy materials, must comply with the procedures specified in our bylaws, including providing notice thereof in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys, not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2012 Annual Meeting of Stockholders, this period will begin on April 6, 2012, and end on May 6, 2012.

In accordance with our bylaws, a stockholder who desires to nominate candidates for election to the Board must comply with the proceeding specified in the Bylaws, including providing proper notice of the nomination in writing, delivered or mailed by first-class United States mail, postage prepaid, to the Secretary of EnerSys not less than 90 days nor more than 120 days prior to the anniversary date of the previous year’s annual meeting. For the 2012 Annual Meeting of Stockholders, this period will begin on April 6, 2012, and end on May 6, 2012.

If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that we solicit to vote in accordance with their best judgment on any such stockholder proposal or nomination.

Reduce Duplicate Mailings

Only one Annual Report and Proxy Statement will be sent to those stockholders who share a single household and who have consented to receive a single copy of such documents. This practice, known as “householding,” is designed to reduce printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy cards. Householding will continue until you are notified otherwise or until one or more stockholders at your address revokes consent. If you revoke consent, you will be removed from the householding program within 30 days of receipt of the revocation. However, if any stockholder residing at such an address desires to receive a separate Annual Report or Proxy Statement in the future, he or she may telephone our Investor Relations Department at (610) 236-4040 or write to “Investor Relations” at 2366 Bernville Road, Reading, Pennsylvania 19605 or by e-mail at investorrelations@enersys.com. If you are receiving multiple copies of our Annual Report and Proxy Statement, please request householding by contacting Investor Relations in the same manner. If you are a stockholder of record, you can elect to access future Annual Reports and Proxy Statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote by Internet or by telephone. If you choose this option, your choice will remain in effect until you notify us by mail that you wish to resume mail delivery of these documents. If you hold your shares of our common stock through a bank, broker or another holder of record, refer to the information provided by that entity for instructions on how to elect this option.

Other Matters

If any other item or proposal properly comes before the Annual Meeting, including voting on a proposal omitted from this Proxy Statement pursuant to the rules of the SEC or incident to the conduct of the Annual Meeting, then the proxies will be voted in accordance with the discretion of the proxy holders, including to vote to adjourn the Annual Meeting for the purpose of soliciting proxies to vote in accordance with the Board’s recommendation on any of the proposals to be considered.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Board of Directors of EnerSys. The cost of soliciting proxies in the enclosed form will be borne by EnerSys. Officers and regular employees of EnerSys may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate this Proxy Statement or future filings made by us under those statutes, the information included under the caption “Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein, shall not be deemed filed with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes, except to the extent that we specifically incorporates these items by reference.

Annual Report for 2011

EnerSys’ Annual Report to the Stockholders for the year ended March 31, 2011, is enclosed herewith. EnerSys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2011, has been combined with the Annual Report to Stockholders, as permitted by SEC rules. The Annual Report is furnished to stockholders for their information. No part of the Annual Report is incorporated by reference herein.

UPON REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED MARCH 31, 2011, INCLUDING A LIST OF THE EXHIBITS THERETO, REQUIRED TO BE FILED WITH THE SEC PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO INVESTOR RELATIONS, ENERSYS, 2366 BERNVILLE ROAD, READING, PENNSYLVANIA 19605, OR BY CALLING ENERSYS INVESTOR RELATIONS DIRECTLY AT (610) 236-4040. EACH REQUEST MUST SET FORTH A GOOD FAITH REPRESENTATION THAT, AS OF THE RECORD DATE, THE PERSON MAKING THE REQUEST WAS A BENEFICIAL OWNER OF ENERSYS COMMON STOCK ENTITLED TO VOTE AT THE MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

Richard W. Zuidema
Secretary

ENERSYS 2366 BERNVILLE ROAD READING, PA 19605 ATTN: INVESTOR RELATIONS

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M37231-P14015	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Seifi Ghasemi
	02)	John F. Lehman
	03)	Dennis S. Marlo
The Board of Directors recommends you vote FOR the following proposals:								For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as EnerSys’ independent registered public accounting firm for the fiscal year ending March 31, 2012							☐	☐	☐
3.	Advisory vote on the compensation of EnerSys’ named executive officers							☐	☐	☐
The Board of Directors recommends you vote 3 years on the following proposal:							3 Years	2 Years	1 Year	Abstain
4.	Advisory vote on the frequency of future advisory votes on the compensation of EnerSys’ named executive officers						☐	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal:								For	Against	Abstain
5.	Stockholder proposal regarding majority voting in director elections							☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M37232-P14015

ENERSYS Annual Meeting of Stockholders August 4, 2011 10:00 AM THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Richard W. Zuidema and Joseph G. Lewis, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of EnerSys to be held on August 4, 2011 at the Company’s corporate offices located at 2366 Bernville Rd., Reading PA 19605 at 10:00 a.m., local time and at any and all postponements or adjournments thereof. This proxy may be revoked any time before it is exercised. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR each of the director nominees listed in Proposal 1, FOR Proposals 2 and 3, “3 Years” on Proposal 4, and AGAINST Proposal 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side